Exhibit 4.262

SERIES 2012-1
INDENTURE SUPPLEMENT

Dated as of March 9, 2012

to

INDENTURE

Dated as of March 9, 2012

TCL FUNDING LIMITED PARTNERSHIP

as Funding LP and Servicer

- and –
DTGC CAR RENTAL LIMITED PARTNERSHIP

as Rental LP

- and -

BNY TRUST COMPANY OF CANADA

as Indenture Trustee

TABLE OF CONTENTS

Page
ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION	1
1.1	Definitions	1
1.2	Governing Law	20
1.3	Counterparts	20
1.4	Ratification of Indenture	20

ARTICLE 2
THE SERIES 2012-1 NOTES	20
2.1	Creation and Designation	20
2.2	Form of Delivery	21
2.3	Delivery and Payment	21

ARTICLE 3
SERIES 2012-1 ACCOUNTS AND INVESTMENTS	21
3.1	Accounts	21

ARTICLE 4
ALLOCATIONS, DEPOSITS AND PAYMENTS	23
4.1	Withdrawals from Vehicle Accounts	23
4.2	Application of Amounts Deposited to Series 2012-1 Rental Account	23
4.3	Application of Amounts Deposited to Series 2012-1 Vehicle Account	28
4.4	Payments to Noteholders	31
4.5	Computation of Interest	32
4.6	Increase in Series 2012-1 Principal Balance	32
4.7	Optional Redemption of Series 2012-1 Notes	33
4.8	Interim Principal Payments	33
4.9	Unrestricted Funds	33

ARTICLE 5
COVENANTS	34
5.1	Minimum Cash Enhancement	34
5.2	Program Negotiation Vehicles	34
5.3	Letter of Credit	35
5.4	Hedging Transactions	38
5.5	Reporting	39
5.6	Fleet Composition	41
5.7	Other Obligations	43
5.8	Servicer Covenants	43
5.9	Servicer Representation	44
5.10	Inter-Partnership Transfers	44
5.11	Amendment to Indenture	44
5.12	Instructions from Series 2012-1 Noteholders	44
5.13	MSRP	45

(i)

TABLE OF CONTENTS
(continued)

Page

ARTICLE 6
AMORTIZATION OF NOTES	45
6.1	Early Amortization Events	45
6.2	Series 2012-1 Amortization Period	47
6.3	Additional Event of Default	47

ARTICLE 7
GENERAL	47
7.1	Obligations of the Partnerships	47
7.2	Acceptance	47
7.3	Formal Date	48
7.4	Delivery of Executed Copies	48

SCHEDULE A FORM OF DTAG CANADA FRANCHISEE GUARANTEE

SCHEDULE B FORM OF ESTIMATION REPORT

SCHEDULE C FORM OF FLEET REPORT

SCHEDULE D FORM OF PARENT GUARANTEE

SCHEDULE E FORM OF SETTLEMENT REPORT

SCHEDULE F LIST OF VEHICLE REPURCHASE AGREEMENTS

(ii)

SERIES 2012-1 INDENTURE SUPPLEMENT

This SERIES 2012-1 INDENTURE SUPPLEMENT (this “Indenture Supplement”), by and between TCL FUNDING LIMITED PARTNERSHIP, a limited partnership formed under the law of the Province of Ontario (“Funding LP” and “Servicer”) DTGC CAR RENTAL LIMITED PARTNERSHIP, a limited partnership formed under the law of the Province of Ontario (“Rental LP”) and BNY TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, in its capacity as indenture trustee under the Indenture (in such capacity, together with its successors and permitted assigns in such capacity, the “Indenture Trustee”), is made and entered into as of March 9, 2012.

Pursuant to this Indenture Supplement, Funding LP shall create a new Series of Notes and shall specify the Principal Terms thereof.

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1	Definitions

Terms used herein which are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them in the Indenture unless otherwise defined herein.  In this Indenture Supplement:

“Aggregate Asset Amount” means, at any time, the sum of (a) the Current Book Value of all Rental LP Vehicles at such time; plus (b) the amount of all Vehicle Receivables at such time; plus (c) the amount on deposit in the Master Vehicle Account at such time; plus (d) the aggregate amount on deposit in any Series Principal Funding Accounts at such time.

“Aggregate Cash Enhancement Amount” means, at any time, the amount by which the Aggregate Asset Amount exceeds the Aggregate Outstanding Principal Balance.

“Aggregate Interest Amount” means, in respect of a Remittance Date and the related Remittance Period, the aggregate of all interest amounts payable by Funding LP to all Noteholders including the Series 2012-1 Interest Amount in respect of such Remittance Date.

“Aggregate Minimum Cash Enhancement Amount” means, at any time, an amount equal to 3% of the sum of (a) the Current Book Value of all Rental LP Vehicles at such time; plus (b) the amount of all Vehicle Receivables at such time.

“Approved Dealers” means Vehicle dealers to whom Manufacturers sell new Vehicles for resale.

“Approved Franchisee” means at any time and from time to time:

(a)	any and all Franchisees approved through DTAG Canada’s approval and selection process; and

(b)
in respect of any Franchisee to which more than 15% of the Rental LP Vehicles are being leased pursuant to the applicable Franchise Vehicle Lease Agreements, a Franchisee who has been designated as an “Approved Franchisee” by the Series 2012-1 Noteholders, in their sole discretion, and in respect of which the Rating Agency Condition has been satisfied, and whose designation has not been revoked.

“Auctions” means any nationally recognized automobile auction company in the U.S. or Canada approved to sell vehicles for Manufacturers.

“Calculation Month” means each calendar month in which:

(a)	at least 60 Non-Program Vehicles are sold by Rental LP;

(b)	Non-Program Vehicles having a Current Book Value of at least $1,000,000 are sold by Rental LP;

(c)
Non-Program Vehicles having a Current Book Value equal to or greater than five percent of the Current Book Value of all Non-Program Vehicles at the end of the most recent Settlement Period (including those being sold by Rental LP) are sold by Rental LP; or

(d)	the sale of Non-Program Vehicles results in a Loss on Disposition equal to or greater than $50,000.

“Canadian GAAP” means Canadian generally accepted accounting principles applicable to the undertaking of Rental LP or Funding LP.

“Cash Collateral Account” has the meaning ascribed thereto in Section 3.1(e).

“Chrysler” means Chrysler Canada Inc. and its Affiliates (including Fiat S.p.A.).

“Chrysler Enhancement Percentage” means, on any date, in respect of any Rental LP Vehicle manufactured by Chrysler, 50.40%.

“Chrysler Percentage” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the Current Book Value of all Rental LP Vehicles as of such date manufactured by Chrysler, and the denominator of which is the sum of (a) the Current Book Value of all Rental LP Vehicles as of such date; and (b) the amount of all Vehicle Receivables as of such date.

 “Commitment Termination Date” has the meaning ascribed thereto in the Note Purchase Agreement.

“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment whether written or oral.

“Control” of the Parent by any Person means:

(a)
the ownership by the Person (directly or indirectly, beneficially or of record, other than by way of security only, and either alone or together with any other Person or group of Persons acting jointly or in concert) of Equity Securities representing more than 50% of the aggregate ordinary voting power represented by the outstanding Equity Securities of the Parent,

(b)
the taking of any action by the Person (either alone or together with any other Person or group of Persons acting jointly or in concert) that results in the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent, nor (ii) appointed by directors so nominated; or

(c)
the possession by the Person (either alone or together with any other Person or group of Persons acting jointly or in concert) of the power to direct or cause the direction of the management and policies of the Parent, whether through the ability to exercise voting power, by contract or otherwise.

 “Current Book Value” means, in respect of a Rental LP Vehicle at any time, the Original Book Value of such Rental LP Vehicle less accumulated Depreciation of such Rental LP Vehicle at such time.

“Daily Rental Companies” means any nationally recognized company in the U.S. or Canada engaged in the business of renting vehicles to the public, including, The Hertz Corporation, Avis Rent A Car System, Inc., Budget Rent A Car System, Inc., Enterprise Rent-A-Car, Vanguard Car Rental USA Inc. (and/or its branded locations, National Car Rental and Alamo Rent A Car) and such other companies as may be approved by the Series 2012-1 Noteholders and in respect of which the Rating Agency Condition is satisfied.

“Depreciation” means, in respect of a Program Vehicle, the daily depreciation charge set forth by an Eligible Manufacturer in the applicable Vehicle Repurchase Agreement, and, in respect of a Non-Program Vehicle, excluding Used Vehicles, depreciation at a rate to be determined from time to time by Rental LP in accordance with Canadian GAAP but in no event less than 2.0% per month and for Used Vehicles, 2.5% per month, applied on a straight line basis to the Original Book Value of the applicable Vehicle.

“DTAG Canada Franchisee Guarantee” means the guarantee made as of March 9, 2012 by DTAG Canada in favour of Rental LP securing all obligations of all Franchisees under each Franchise Vehicle Lease Agreement, which guarantee shall be substantially in the form of Schedule A.

“Eligible L/C Provider” means a provider which has either:

(a)
(i) its long term debt obligations rated at least AA(low) by DBRS and its short term debt obligations rated at least R-1(middle) by DBRS, and (ii) its long term debt obligations rated at least Aa3 by Moody’s (unless the long term debt obligations rating is at least A1 by Moody’s and the short-term rating is P-1 by Moody’s), or

(b)	satisfied the Rating Agency Condition.

“Eligible Manufacturer” means any of Chrysler, Ford, General Motors, Toyota or Volkswagen or any additional Manufacturer approved in writing from time to time by each Series 2012-1 Note Purchaser and subject to satisfaction of the Rating Agency Condition.

“Equity” means the aggregate of the amount which would, in accordance with U.S. GAAP, be classified on the balance sheet of DTAG Canada as shareholders’ equity and the amount of all loans to DTAG Canada from any Affiliate of DTAG Canada the repayment of which has been subordinated to any amounts owing by DTAG Canada to Funding LP or Rental LP.

“Equity Securities” means, with respect to any Person, any and all shares, stock or units of, interests, participations or rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof.

“Equivalent Amount” on any given date in one currency (the “first currency”) of any amount denominated in another currency (the “second currency”) means the amount of the first currency which could be purchased with such amount of the second currency at the equivalent selling rate for commercial banks trading in Canadian dollars as published in the Wall Street Journal on the Business Day prior to such date.

“Estimation Date” means, the first day of each Settlement Period, provided that if such day is not a Business Day, the Estimation Date shall be the next Business Day.

“Estimation Report” means a monthly report provided by the Servicer to each Series 2012-1 Noteholder substantially in the form of Schedule B.

“Estimation Reserve” means, in respect of any Settlement Period, an amount equal to 10% of the sum of estimated Depreciation, Net Loss on Dispositions and Aggregate Interest Amount contained in the Estimation Report for such Settlement Period; provided, however, that the Estimation Reserve shall never be less than zero, and, provided further, that if for any three out of 12 consecutive Settlement Periods the Estimation Test exceeds zero, then thereafter the Estimation Reserve shall be equal to the product of (a) the greater of (i) 10%; and (ii) 150% of the largest Estimation Test in the preceding 12 months; and (b) the sum of estimated Depreciation, Net Loss on Dispositions and Aggregate Interest Amount contained in the Estimation Report for such Settlement Period.

“Estimation Test” means, in respect of any Settlement Period, the result (expressed as a percentage) of the following calculation (but never less than zero):

([DS + LDS - GDS] - A) ÷ A,

where:

A equals (DE + NLDE);

DE means the estimated Depreciation contained in the Estimation Report for such Settlement Period;

NLDE means the aggregate estimated Net Loss on Dispositions contained in the Estimation Report for such Settlement Period;

DS means Depreciation within such Settlement Period;

LDS means Loss on Dispositions within such Settlement Period; and

GDS means Gain on Dispositions within such Settlement Period.

“ETA” means Excise Tax Act (Canada).

“Fleet Report” means the reports concerning Rental LP Vehicles substantially in the form of Schedule C.

“Ford” means Ford Motor Company of Canada, Limited and its Affiliates.

“Franchise Agreements” means, collectively, the Franchise License Agreements and the Franchise Vehicle Lease Agreements.

“Franchise Vehicle Lease Assignment Agreement” means the assignment agreement entered into by DTAG Canada, Funding LP and Rental LP on May 3, 2010, pursuant to which Funding LP assigned to Rental LP its interests in the Franchise Vehicle Lease Agreements as the same may be supplemented or amended from time to time.

“Funding LP” has the meaning given to it in the recitals hereto and includes its successors and assigns.

“Gain on Dispositions” means, for any period, the amount, if any, by which Proceeds of Disposition received by Rental LP in such period exceed the Current Book Value of the subject Vehicles.

“General Motors” means General Motors of Canada Limited and its Affiliates.

“Hedge Available Amount” has the meaning given to it in Section 5.4(a).

“Hedge Cash Collateral Account” has the meaning ascribed thereto in Section 3.1(f).

 “Hyundai” means Hyundai Motor America Corporation and its successors and its Affiliates.

“Increase Date” has the meaning given to it in Section 4.6(a).

“Indenture” means the Trust Indenture, dated as of March 9, 2012, between Funding LP, Rental LP and BNY Trust Company of Canada, as Indenture Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Ineligible Vehicles” means, without duplication:

(a)
an automobile, minivan, sport utility vehicle, light truck, van or Service Vehicle having an Original Book Value greater than $60,000, in the case of automobiles, minivans and sport utility vehicles, $80,000, in the case of trucks, vans and Service Vehicles (excluding shuttle buses), and $150,000 in the case of shuttle buses, or any Vehicle with more than 85,000 kilometres of use; and

(b)	any Rental LP Vehicle which is an Ineligible Vehicle pursuant to the provisions of Section 5.6(a).

“Ineligible Vehicles Enhancement Percentage” means, on any date, in respect of the Ineligible Vehicles, 100%.

“Ineligible Vehicles Percentage” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the Current Book Value of all Ineligible Vehicles as of such date and the denominator of which is the sum of (a) the Current Book Value of all Rental LP Vehicles as of such date; and (b) the amount of all Vehicle Receivables as of such date.

“Investment Grade” means, in respect of a Manufacturer at any time, that the long term unsecured indebtedness of such Manufacturer is rated at least BBB by DBRS and Baa2 by Moody’s at such time and no Manufacturer Event of Bankruptcy has occurred and is continuing in respect of such Manufacturer.

“LC and Cash Collateral Amount” has the meaning given to it in Section 5.3(a).

“L/C Hedge” means one or more letters of credit payable to the Indenture Trustee for the benefit of the Series 2012-1 Noteholders and issued by the L/C Provider and identified as an “L/C Hedge” hereunder.

“L/C Provider” means an Eligible L/C Provider approved by the Series 2012-1 Noteholders.

“Leasing Companies” means Walden Leasing and Fleet Management Ltd., Action Auto Transport, Inc., ARI Financial Services Inc., General Electric Company and GE Consumer Financial, and such other leasing companies as may be approved from time to time by the Series 2012-1 Noteholders and in respect of which the Rating Agency Condition is satisfied.

“Letter of Credit” means an irrevocable letter of credit issued by an L/C Provider for the benefit of the Series 2012-1 Noteholders and delivered to the Indenture Trustee on behalf of the Series 2012-1 Noteholders from time to time pursuant to the terms hereof and, for greater certainty, excludes any Letter of Credit that has expired pursuant to Section 5.3(b)(i), been terminated pursuant to Section 5.3(b)(ii) or in respect of which the related L/C Provider has been downgraded as provided for under Section 5.3(b)(iii) or the second last paragraph of Section 5.3(b), in each case, such exclusion only applies immediately after actions have been taken, in all cases, pursuant to Sections 5.3(b)(iv), 5.3(b)(v) or 5.3(b)(vi).

“Loss on Dispositions” means, for any period, the amount, if any, by which Proceeds of Disposition received by Rental LP in such period are less than the Current Book Value of the subject Vehicles.

“Manufacturer” means any of Chrysler, Ford, General Motors, Toyota, Volkswagen and any additional manufacturer of Vehicles.

“Manufacturer Event of Bankruptcy,” in relation to a Manufacturer, an Approved Dealer, auction house or other Person, means:

(a)
the failure by such Person or any Affiliate thereof to generally pay its debts as they become due, the admission in writing by such Person or any Affiliate thereof of its inability to pay its debts generally or the making by such Person or any Affiliate thereof of an assignment for the benefit of its creditors;

(b)
the filing by such Person or any Affiliate thereof of a notice of intention to make a proposal under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), Chapters 7 or 11 of the U.S. Bankruptcy Code or any other similar legislation in the applicable jurisdiction, to some or all of its creditors; or

(c)
the commencement or filing of a petition, notice or application by or against such Person or any Affiliate thereof of any proceedings to adjudicate it a bankrupt or insolvent or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law of any jurisdiction, whether now or after the date of this Indenture Supplement in effect, relating to the dissolution, liquidation or winding-up, bankruptcy, insolvency, reorganization of insolvent debtors, arrangement of insolvent debtors, readjustment of debt or moratorium of debts, or to obtain an order for relief by the appointment of a receiver, receiver manager, administrator, inspector, liquidator or trustee or other similar official for it or for any substantial part of its property and, if any such proceeding has been instituted against such Person or any Affiliate thereof, either (i) such proceeding has not been stayed or dismissed within 45 days or any of the actions sought in such proceeding has not been stayed or dismissed within 45 days or any of the actions sought in such proceeding (including the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official) are granted in whole or in part; or (ii) such Person or any Affiliate thereof has authorized, consented to, approved of or acquiesced in, or such Person or any Affiliate thereof has performed any act, or omitted to perform any act, that authorizes or indicates its consent to, approval of or acquiescence in, any such proceeding.

“Manufacturers’ Finance Companies” means Chrysler Canada Finance Inc., Ford Credit Canada Limited, General Motors Acceptance Corporation of Canada, Limited, Toyota Credit Canada Inc., Honda Canada Finance Inc., Nissan Canada Finance Inc. and VW Credit Canada, Inc., other finance entities which are wholly-owned subsidiaries of, or otherwise controlled by, a related Manufacturer, and such other similar finance entitles as may be approved from time to time by the Series 2012-1 Noteholders and in respect of which the Rating Agency Condition is satisfied.

“Mazda” means Mazda Motor of America, Inc. and its Affiliates.

“Minimum LC and Cash Collateral Amount” means, at any time, an amount equal to 10% of the Series 2012-1 Principal Balance at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Hedge Available Amount” has the meaning given to it in Section 5.4(a).

“Net LC and Cash Collateral Amount” has the meaning given to it in Section 5.3(a).

“Net Loss on Dispositions” means, in respect of any Settlement Period, the sum of:

(NLDP x VDP) + (NLDNP x VDNP)

where:

NLDNP means the greatest NLSPNP in the last 12 consecutive Settlement Periods;

NLDP means the greatest NLSPP in the last 12 consecutive Settlement Periods;

VDP means the number of Program Vehicles that Rental LP estimates to be disposed of in such Settlement Period;

NLSPP means the quotient of (a) Loss on Dispositions less Gain on Dispositions for all Program Vehicles disposed of within a Settlement Period; divided by (b) the number of Program Vehicles disposed of within such Settlement Period, provided, however, that NLSPP shall not be less than zero;

NLSPNP means the quotient of (a) Loss on Dispositions less Gain on Dispositions for all Non-Program Vehicles disposed of within a Settlement Period; divided by (b) the number of Non-Program Vehicles disposed of within such Settlement Period, provided, however, that NLSPNP shall not be less than zero; and

VDNP means the number of Non-Program Vehicles that Rental LP estimates to be disposed of in such Settlement Period.

“Nissan” means Nissan Motor Corporation U.S.A. and its Affiliates.

“Non-Performing Manufacturer” means a Manufacturer that has, or has an Affiliate that has, commenced or filed (or had commenced or filed against it by another Person) a petition, notice or application for proceedings (a) to adjudicate it a bankrupt or seeking its liquidation, dissolution or winding-up under the Bankruptcy and Insolvency Act (Canada), Winding-Up and Restructuring Act (Canada), or Chapter 7 of the US Bankruptcy Code, or any other Applicable Law of any jurisdiction relating to the bankruptcy, liquidation, dissolution, or winding-up of insolvent debtors; or (b) seeking reorganization, arrangement, adjustment, protection, relief or composition of its debts under the Bankruptcy and Insolvency Act (Canada), Companies’ Creditors Arrangement Act (Canada), or Chapter 11 of the US Bankruptcy Code, or any other Applicable Law of any jurisdiction relating to the reorganization of insolvent debtors, the arrangement of insolvent debtors, the readjustment of debts, or the moratorium of debts; provided that clause (b) shall not apply in respect of any Manufacturer that is performing its obligations in full under its respective Vehicle Repurchase Agreement despite the occurrence of such proceedings.

“Non-Program IG Sales Trigger” means the occurrence of any one or more of the following events:

(a)
the aggregate Proceeds of Disposition in respect of Non-Program Vehicles for the three most recently completed Calculation Months determined as at any Settlement Date, is less than 100% of the aggregate Current Book Value of such Non-Program Vehicles determined in each case, immediately prior to the disposition of such Vehicles;

(b)
the aggregate Proceeds of Disposition in respect of Non-Program Vehicles for the most recently completed Calculation Month determined as at the related Settlement Date, is less than or equal to 90% of the aggregate Current Book Value of such Non-Program Vehicles determined in each case, immediately prior to the disposition of such Vehicles; and

(c)	the aggregate Loss on Dispositions in respect of Non-Program Vehicles for the most recently completed Calculation Month determined as at the related Settlement Date, is greater than $250,000.

“Non-Program IG Sales Trigger Cure Event” occurs when for the three most recently completed Calculation Months, the aggregate Proceeds of Disposition in respect of Non-Program Vehicles for such three Calculation Months exceeds the aggregate Current Book Value of such Non-Program Vehicles determined, in each case, immediately prior to the disposition of such Vehicles.

“Non-Program Vehicle” means a Rental LP Vehicle that is not a Program Vehicle.

“Non-Program Vehicle (Bankruptcy) Enhancement Percentage” means, on any date, in respect of any Non-Program Vehicle manufactured by a Manufacturer other than Chrysler where a Manufacturer Event of Bankruptcy has occurred and is continuing in respect of the Manufacturer of such Non-Program Vehicle, 40.00%.

“Non-Program Vehicle (Bankruptcy) Percentage” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the Current Book Value of all Rental LP Vehicles as of such date that are Non-Program Vehicles not manufactured by Chrysler where a Manufacturer Event of Bankruptcy has occurred and is continuing in respect of the Manufacturer of such Non-Program Vehicle, and the denominator of which is the sum of (a) the Current Book Value of all Rental LP Vehicles as of such date; and (b) the amount of all Vehicle Receivables as of such date.

“Non-Program Vehicle (Investment Grade) Enhancement Percentage” means, on any date, in respect of any Non-Program Vehicle manufactured by an Investment Grade Manufacturer other than Chrysler:

(a)	30.0%, where no Non-Program IG Sales Trigger has occurred or, if any such trigger has occurred, it has been followed by the occurrence of a Non-Program IG Sales Trigger Cure Event; or

(b)	33.0%, where a Non-Program IG Sales Trigger has occurred and has not been followed by the occurrence of a Non-Program IG Sales Trigger Cure Event.

“Non-Program Vehicle (Investment Grade) Percentage” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the Current Book Value of all Rental LP Vehicles as of such date that are Non-Program Vehicles manufactured by Investment Grade Manufacturers other than Chrysler, and the denominator of which is the sum of (a) the Current Book Value of all Rental LP Vehicles as of such date; and (b) the amount of all Vehicle Receivables as of such date.

“Non-Program Vehicle (Non-Investment Grade) Enhancement Percentage” means, on any date, in respect of any Non-Program Vehicles manufactured by Manufacturers that are (x) not Investment Grade, (y) not Chrysler, and (z) not subject to a Manufacturer Event of Bankruptcy, 40.0%.

“Non-Program Vehicle (Non-Investment Grade) Percentage” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the Current Book Value of all Rental LP Vehicles as of such date that are Non-Program Vehicles manufactured by Manufacturers that are (x) not Investment Grade, (y) not Chrysler, and (z) not subject to a Manufacturer Event of Bankruptcy, and the denominator of which is the sum of (a) the Current Book Value of all Rental LP Vehicles as of such date; and (b) the amount of all Vehicle Receivables as of such date.

“Non-Program Vehicle (NP) Enhancement Percentage” means, on any date, in respect of any Non-Program Vehicles which have become Non-Program Vehicles (after previously being Program Vehicles) as a result of the related Manufacturer becoming a Non-Performing Manufacturer, 50.40%.

“Non-Program Vehicle (NP) Percentage” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the Current Book Value of all Rental LP Vehicles as of such date which have become Non-Program Vehicles (after previously being Program Vehicles) as a result of the related Manufacturer becoming a Non-Performing Manufacturer and the denominator of which is the sum of (a) the Current Book Value of all Rental LP Vehicles as of such date; and (b) the amount of all Vehicle Receivables as of such date.

“Note Purchase Agreement” means the agreement dated as of March 9, 2012, between Funding LP, DTAG Canada and each of the Series 2012-1 Noteholders, as the same may be amended, restated, supplemented or modified from time to time.

“Original Book Value” means, in respect of a Rental LP Vehicle, the full cash purchase price to Rental LP of such Vehicle, without any allowance for trade-in of a Vehicle and without deduction for cash allowances or rebates from the relevant Manufacturer unless such cash allowances or rebates reduce the purchase price of Vehicles under the relevant Vehicle Repurchase Agreement, in which case “Original Book Value” shall be reduced by the amount of such allowance or rebate.  For greater certainty, “full cash purchase price” does not include VAT but does include, if applicable, up to but not in excess of $375 per Vehicle in aggregate for dealer mark-up, pre-delivery inspection, air conditioning tax, weight tax, battery tax, “gas guzzler” tax and other similar costs and taxes.  Where a Rental LP Vehicle has been purchased by Rental LP from a Franchisee or, pursuant to a DTAG Vehicle Assignment Agreement, from DTAG Canada, “Original Book Value” for the purposes of calculating Depreciation means the full cash purchase price paid by Rental LP to the Franchisee or DTAG Canada, as the case may be.  Where a Rental LP Vehicle has been purchased by Rental LP from Funding LP pursuant to the Funding/Rental Purchase Agreement, “Original Book Value” for the purposes of calculating Depreciation shall be equal to Funding LP’s original acquisition cost of such Rental LP Vehicle as disclosed on Funding LP’s records on the date of acquisition by Rental LP.

“Other Fleet Vehicles” means Rental LP Vehicles which are manufactured by any Manufacturer other than Chrysler, Ford, General Motors, Toyota, Volkswagen or another Eligible Manufacturer.

“Parent Guarantee” means the guarantee made as of March 9, 2012 by the Parent in favour of the Indenture Trustee pursuant to which the Parent guarantees certain obligations of DTAG Canada and Funding LP under the Transaction Documents, which guarantee shall be substantially in the form of the Schedule D.

“Permitted Avis Transaction” means a transaction providing for:

(i)	the acquisition of Control of the Parent by Avis Budget Group, Inc. or an Affiliate, and

(ii)
either (x) Avis Budget Group, Inc. or an Affiliate assumes or guarantees the obligations of the Parent under the Parent Guarantee in a manner satisfactory to the Series 2012-1 Noteholders, acting reasonably, or (y) other arrangements satisfactory to the Series 2012-1 Noteholders, in their sole discretion (and which the Rating Agencies have been provided with 10 Business Days prior written notice of), are entered into.

“Permitted Hertz Transaction” means a transaction providing for:

(i)	the acquisition of Control of the Parent by Hertz Global Holdings, Inc. or an Affiliate, and

(ii)
either (x) Hertz Global Holdings, Inc. or an Affiliate assumes or guarantees the obligations of the Parent under the Parent Guarantee in a manner satisfactory to the Series 2012-1 Noteholders, acting reasonably, or (y) other arrangements satisfactory to the Series 2012-1 Noteholders, in their sole discretion (and which the Rating Agencies have been provided with 10 Business Days prior written notice of), are entered into.

“Proceeds of Disposition Series Required Amount” means, in respect of the Series 2012-1 Notes:

(a)
on each Remittance Date during the Series 2012-1 Revolving Period, an amount not less than zero equal to the aggregate of the amounts referred to in Sections 4.3(a)(i) through (v) for such Remittance Date less the aggregate of amounts on deposit in the Series 2012-1 Vehicle Account in respect of Series 2012-1 Vehicle Account Prepaid Amounts deposited to such account on the Estimation Dates for the current Settlement Period and the previous Settlement Period,

(b)
on each Remittance Date during the Series 2012-1 Amortization Period, an amount not less than zero equal to the aggregate of the amounts referred to in Sections 4.3(b)(i) through (iv) for such Remittance Date less the aggregate of amounts on deposit in the Series 2012-1 Vehicle Account in respect of Series 2012-1 Vehicle Account Prepaid Amounts deposited to such account on the Estimation Dates for the current Settlement Period and the previous Settlement Period, and

(c)
on each Remittance Date during the Series 2012-1 Enforcement Period, an amount not less than zero equal to the aggregate of the amounts referred to in Sections 4.3(c)(i) through (v) for such Remittance Date less the aggregate of amounts on deposit in the Series 2012-1 Vehicle Account in respect of Series 2012-1 Vehicle Account Prepaid Amounts deposited to such account on the Estimation Dates for the current Settlement Period and the previous Settlement Period.

“Program Negotiation Vehicles” has the meaning given to it in Section 5.2(a).

“Program Vehicle” means a Rental LP Vehicle, other than a Used Vehicle, eligible for repurchase under a Vehicle Repurchase Agreement and for which the related Manufacturer is not a Non-Performing Manufacturer.

“Program Vehicle (Investment Grade) Enhancement Percentage” means, on any date, 30.0%.

“Program Vehicle (Investment Grade) Percentage” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the Current Book Value of all Rental LP Vehicles as of such date that are Program Vehicles that are manufactured by Investment Grade Manufacturers that are not Chrysler and the denominator of which is the sum of (a) the Current Book Value of all Rental LP Vehicles as of such date; and (b) the amount of all Vehicle Receivables as of such date.

“Program Vehicle (Non-Investment Grade) Enhancement Percentage” means, on any date, 40.21%.

“Program Vehicle (Non-Investment Grade) Percentage” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the Current Book Value of all Rental LP Vehicles as of such date that are Program Vehicles that are manufactured by Manufacturers that are not Investment Grade and that are not Chrysler and the denominator of which is the sum of (a) the Current Book Value of all Rental LP Vehicles as of such date; and (b) the amount of all Vehicle Receivables as of such date.

 “Rating Agencies” means, with respect to the Series 2012-1 Notes, DBRS, Moody’s and any other rating agency designated by a Series 2012-1 Noteholder to rate its commercial paper.

“Rating Agency Condition” means a condition which is satisfied in respect of any proposed action and the Series 2012-1 Notes when:

(a)	DBRS notifies each of the Series 2012-1 Noteholders in writing that such proposed action will not result in the downgrade or withdrawal of the rating of the Series 2012-1 Notes;

(b)
each Rating Agency other than Moody’s notifies each of the Series 2012-1 Noteholders in writing that such proposed action will not result in the downgrade or withdrawal of the rating of the commercial paper issued by such Noteholders to fund its investment in the Series 2012-1 Notes held by it; and

(c)
Funding LP has given 10 Business Days’ prior written notice to Moody’s of such proposed action (such 10 Business Day period to commence upon the Series 2012-1 Noteholders receiving confirmation of receipt of such notice from Moody’s) and Moody’s has not notified the Series 2012-1 Noteholders in writing that such action will result in the downgrade or withdrawal of the rating of the commercial paper issued by such Noteholders to fund its investment in the Series 2012-1 Notes held by it.

“Rental LP” has the meaning given to it in the recitals hereto and includes its successors and assigns.

“Rental Revenues Series Required Amount” means, in respect of the Series 2012-1 Notes:

(a)
on each Remittance Date during the Series 2012-1 Revolving Period, an amount not less than zero equal to the aggregate of the amounts referred to in Sections 4.2(a)(i) through (viii) for such Remittance Date less the aggregate of amounts on deposit in the Series 2012-1 Rental Account in respect of Series 2012-1 Rental Account Prepaid Amounts deposited to such account on the Estimation Dates for the current Settlement Period and the previous Settlement Period,

(b)
on each Remittance Date during the Series 2012-1 Amortization Period, an amount not less than zero equal to the aggregate of the amounts referred to in Sections 4.2(b)(i) through (viii) for such Remittance Date less the aggregate of amounts on deposit in the Series 2012-1 Rental Account in respect of Series 2012-1 Rental Account Prepaid Amounts deposited to such account on the Estimation Dates for the current Settlement Period and the previous Settlement Period, and

(c)
on each Remittance Date during the Series 2012-1 Enforcement Period, an amount not less than zero equal to the aggregate of the amounts referred to in Sections 4.2(c)(i) through (vi) for such Remittance Date less the aggregate of amounts on deposit in the Series 2012-1 Rental Account in respect of Series 2012-1 Rental Account Prepaid Amounts deposited to such account on the Estimation Dates for the current Settlement Period and the previous Settlement Period.

“Reports” has the meaning given to it in Section 5.5(f).

“Required Amortization Amount” means in respect of a Remittance Date during the Series 2012-1 Amortization Period:

(a)	if a Series 2012-1 Early Amortization Event has occurred under Sections 6.1(g), (h), (i), (j), (k) or (l), an amount equal to the lesser of:

(i)	the remaining balance in the Series 2012-1 Vehicle Account following the distributions under Section 4.3(b)(i) on such Remittance Date; and

(ii)	the Series 2012-1 Principal Balance on such Remittance Date;

(b)	if a Series 2012-1 Early Amortization Event has occurred other than under Sections 6.1(g), (h), (i), (j), (k) or (l), an amount equal to the lesser of:

(i)
the greater of (A) the remaining balance in the Series 2012-1 Vehicle Account following the distributions under Section 4.3(b)(i) on such Remittance Date, and (B) an amount equal to one sixth of the Series 2012-1 Principal Balance on the first day of the Series 2012-1 Amortization Period; and

(ii)	the Series 2012-1 Principal Balance on such Remittance Date;

(c)	if a Series 2012-1 Early Amortization Event has not occurred, an amount equal to the lesser of:

(i)	one sixth of the Series 2012-1 Principal Balance on the first day of the Series 2012-1 Amortization Period; and

(ii)	the Series 2012-1 Principal Balance on such Remittance Date.

“Required Hedge Note Issuance Amount” means, at any time, an amount equal to the product of (a) 2.0%; and (b) the Series 2012-1 Principal Balance at such time or if the Series 2012-1 Amortization Period has commenced, the Series 2012-1 Principal Balance immediately prior to the commencement of such period.

“S&P” means Standard & Poor’s Ratings Group.

“Series 2012-1” means the Series of Notes the terms of which are specified in this Indenture Supplement.

“Series 2012-1 Allocation Percentage” means the Series Allocation Percentage in respect of the Series 2012-1 Notes.

“Series 2012-1 Amortization Period” means the period beginning at the earlier of:

(a)	the Commitment Termination Date; or

(b)	the date specified in a written notice delivered to Funding LP and Rental LP pursuant to Section 6.2 following the occurrence of a Series 2012-1 Early Amortization Event,

and ending on the earlier of (x) the Series 2012-1 Final Payment Date, and (y) the commencement of a Series 2012-1 Enforcement Period.

“Series 2012-1 Cash Enhancement Amount” means, at any time, an amount equal to the Series 2012-1 Allocation Percentage of the Aggregate Cash Enhancement Amount.

“Series 2012-1 Closing Date” means March 9, 2012.

“Series 2012-1 Early Amortization Event” means the occurrence of any of the events specified in Section 6.1 of this Indenture Supplement.

“Series 2012-1 Enforcement Period” means the period beginning at the earlier of (a) the appointment of a Replacement Servicer following the occurrence of a Servicer Termination Event; or (b) the date the Indenture Trustee commences any enforcement actions under Section 11.3 of the Indenture, and ending on the Series 2012-1 Final Payment Date.

“Series 2012-1 Enhancement Amount” means, at any time, the aggregate of the Net LC and Cash Collateral Amount and the Series 2012-1 Cash Enhancement Amount.

“Series 2012-1 Estimation Reserve” means, in respect of any Settlement Period, an amount equal to the Series 2012-1 Allocation Percentage of the Estimation Reserve for such Settlement Period.

“Series 2012-1 Final Maturity Date” means the 7th Remittance Date after the commencement of the Series 2012-1 Amortization Period.

“Series 2012-1 Final Payment Date” means the first Payment Date, not occurring during the Series 2012-1 Revolving Period, on which all principal, interest, fees and other amounts owing to the Series 2012-1 Noteholders has been paid in full.

“Series 2012-1 Funding LP Account” has the meaning ascribed thereto in Section 3.1(d).

“Series 2012-1 Funding LP Expenses” means, for any Remittance Date and the related Settlement Period, an amount equal to the Series 2012-1 Allocation Percentage of the sum of (x) Funding LP Expenses for the related Settlement Period, plus (y) the amount of any Funding LP Expenses previously due but not paid in respect of prior Settlement Periods.

“Series 2012-1 Increase Amount” has the meaning given to it in Section 4.6(a).

“Series 2012-1 Initial Principal Balance” means $60,000,000.

“Series 2012-1 Interest Amount” means, in respect of the Series 2012-1 Noteholders and a Remittance Date and the related Remittance Period, the amount of interest payable to the Series 2012-1 Noteholders determined in accordance with the Note Purchase Agreement.

“Series 2012-1 Minimum Enhancement Amount” means, as of any date of determination, the product of:

(a)	the Series 2012-1 Minimum Enhancement Percentage;

times

(b)	an amount equal to the Series 2012-1 Allocation Percentage of the sum of (a) the Current Book Value of all Rental LP Vehicles on such date; plus (b the amount of all Vehicle Receivables on such date.

“Series 2012-1 Minimum Enhancement Percentage” means, as of any date of determination, the sum of

(a)	the product of (i) the Program Vehicle (Investment Grade) Enhancement Percentage; times (ii) the Program Vehicle (Investment Grade) Percentage,

(b)	the product of (i) the Program Vehicle (Non-Investment Grade) Enhancement Percentage; times (ii) the Program Vehicle (Non-Investment Grade) Percentage,

(c)	the product of (i) the Chrysler Enhancement Percentage; times (ii) the Chrysler Percentage,

(d)	the product of (i) the Non-Program Vehicle (Investment Grade) Enhancement Percentage; times (ii) the Non-Program Vehicle (Investment Grade) Percentage,

(e)	the product of (i) the Non-Program Vehicle (Non-Investment Grade) Enhancement Percentage; times (ii) the Non-Program Vehicle (Non-Investment Grade) Percentage,

(f)	the product of (i) the Non-Program Vehicle (Bankruptcy) Enhancement Percentage; times (ii) the Non-Program Vehicle (Bankruptcy) Percentage,

(g)	the product of (i) the Non-Program Vehicle (NP) Enhancement Percentage; times (ii) the Non-Program Vehicle (NP) Percentage,

(h)	the product of (i) the Vehicle Receivables Enhancement Percentage; times (ii) the Vehicle Receivables Percentage; and

(i)	the product of (i) the Ineligible Vehicles Enhancement Percentage; times (ii) the Ineligible Vehicles Percentage,

provided that Ineligible Vehicles shall be deemed not to be a Vehicle of any other type or category for the purposes of the above calculations.

“Series 2012-1 Noteholder” means each Person in whose name a Series 2012-1 Note is registered in the Note Register.

“Series 2012-1 Notes” means the TCL Funding Limited Partnership Rental Car Asset Backed Notes, Series 2012-1, substantially in the form of Exhibit A-1.

“Series 2012-1 Principal Balance” means, on any date of determination, an amount equal to (a) the Series 2012-1 Initial Principal Balance; minus (b) the aggregate amount of principal repayments made to the Series 2012-1 Noteholders on or prior to such date; plus (c) the aggregate amount of increases to the Series 2012-1 Principal Balance as set forth in Section 4.6.

“Series 2012-1 Rental Account” has the meaning ascribed thereto in Section 3.1(a).

“Series 2012-1 Rental Account Prepaid Amount” has the meaning ascribed thereto in Section 3.1(c).

“Series 2012-1 Rental LP Expenses” means, for any Remittance Date and the related Settlement Period, an amount equal to the Series 2012-1 Allocation Percentage of the sum of (x) Rental LP Expenses for the related Settlement Period, plus (y) the amount of any Rental LP Expenses previously due but not paid in respect of prior Settlement Periods.

“Series 2012-1 Revolving Period” means the period beginning at the close of business on the Series 2012-1 Closing Date, and terminating at the earlier of (a) the commencement of a Series 2012-1 Amortization Period; or (b) the commencement of a Series 2012-1 Enforcement Period.

“Series 2012-1 Transaction Documents” means (a) the Transaction Documents, and (b) this Indenture Supplement, the Note Purchase Agreement, the Franchise Vehicle Lease Assignment Agreement, the Parent Guarantee and the DTAG Canada Franchisee Guarantee and each document in this clause (b) shall also constitute a “Transaction Document” for purposes of the Indenture.

“Series 2012-1 Vehicle Account” has the meaning ascribed thereto in Section 3.1(b).

“Series 2012-1 Vehicle Account Prepaid Amount” has the meaning ascribed thereto in Section 3.1(c).

“Service Vehicles” means Rental LP Vehicles (other than automobiles, minivans, sport utility vehicles, vans and light trucks), which are not routinely rented or leased pursuant to Vehicle Rental Agreements or Franchise Vehicle Lease Agreements.

“Settlement Report” means a monthly report substantially in the form of Schedule E provided by the Servicer to the Series 2012-1 Noteholders pursuant to Section 5.5(b).

“Subaru” means Subaru of America, Inc. and its Affiliates.

“Sub Limit 1 Vehicles” has the meaning ascribed thereto in section 5.6(a)(ii)(1).

“Sub Limit 2 Vehicles” has the meaning ascribed thereto in section 5.6(a)(ii)(2).

“Sub Limit 3 Vehicles” means Vehicles manufactured by a manufacturer other than an Eligible Manufacturer, a manufacturer of Sub Limit 1 Vehicles or a manufacturer of Sub Limit 2 Vehicles.

“Tangible Net Worth” means the amount of Equity less the sum of (a) equity investments in, and loans and advances to, any Affiliate of DTAG Canada; and (b) the aggregate of franchises, licences, permits, patents, patent applications, copyrights, trademarks, trade names, brand names, service marks, goodwill, experimental or organizational expenses and other like intangibles, including any intangible assets, which would, in accordance with U.S. GAAP, be classified on the balance sheet of DTAG Canada as intangible assets.

“Toyota” means Toyota Canada Inc. and its Affiliates.

“Used Vehicle” means, in respect of any date, a previously used Rental LP Vehicle which was produced by the Manufacturer during the current model year relating to such date or the immediately previous model year.

“Unrestricted Funds” means funds released to Rental LP out of the Series 2012-1 Rental Account or the Series 2012-1 Vehicle Account pursuant to Sections 4.2(a)(ix), 4.2(b)(ix), 4.3(a)(vi), 4.3(b)(v) and 4.3(c)(vi) hereof or paid to Rental LP as an Inter-Partnership Transfer from Funding LP where such Inter-Partnership Transfer is not required by the Transaction Documents to be applied to a specific purpose.

“U.S. Event of Default” means, at any time, the occurrence of an “Event of Default” under the credit agreement in effect at such time governing the senior syndicated revolving credit facilities made available by lenders to the Parent and one or more of its subsidiaries.

“Utilization Fee” means, in respect of each Series 2012-1 Noteholder, the utilization fee payable to such noteholder pursuant to the Note Purchase Agreement.

“VAT Segregation Event” means a Series 2012-1 Early Amortization Event.

“Vehicle Receivable” means, at any time in respect of any Rental LP Vehicle (a) that has been returned to the relevant Manufacturer or Approved Dealer for purchase whether pursuant to the terms of the related Vehicle Repurchase Agreement or otherwise; or (b) that has been sold by Rental LP to an auction house or any other Person, but for which such Manufacturer, Approved Dealer, auction house or other Person has not yet paid the required purchase price to Rental LP in full, the amount of such outstanding receivable that is owed by such Manufacturer, Approved Dealer, auction house or other Person to Rental LP.

“Vehicle Receivables Enhancement Percentage” means, on any date, in respect of the Vehicle Receivables, 100%.

“Vehicle Receivables Percentage” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is the amount of all Vehicle Receivables as of such date and the denominator of which is the sum of (a) the Current Book Value of all Rental LP Vehicles as of such date; and (b) the amount of all Vehicle Receivables as of such date.

“Vehicle Rental Agreement” means an agreement pursuant to which the General Partner of the Servicer, as an agent for an undisclosed principal (namely, Rental LP), rents Rental LP Vehicles to retail, commercial and leisure customers.

“Vehicle Repurchase Agreements” means any agreements entered into between Rental LP and Eligible Manufacturers or Approved Dealers pursuant to which such Eligible Manufacturers or Approved Dealers will be obligated to purchase Rental LP Vehicles from Rental LP, and in respect of which the Rating Agency Condition has been satisfied.

“Volkswagen” means Volkswagen Canada Group Inc. and its Affiliates.

1.2	Governing Law

This Indenture Supplement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to its conflict of law provisions and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

1.3	Counterparts

This Indenture Supplement may be executed in any number of counterparts and by facsimile, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

1.4	Ratification of Indenture

As supplemented by this Indenture Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Indenture Supplement shall be read, taken and construed as one and the same instrument.

ARTICLE 2
THE SERIES 2012-1 NOTES

2.1	Creation and Designation

(a)
There is hereby created and designated a Series of Notes to be issued pursuant to the Indenture and this Indenture Supplement to be known as “TCL Funding Limited Partnership Rental Car Asset Backed Notes, Series 2012-1” or the “Series 2012-1 Notes.”  The Series 2012-1 Notes will be issued in only one Class.

(b)	The Series 2012-1 Notes will not be subordinated to any other Series of Notes.

(c)	The “Stated Principal Amount” of the Series 2012-1 Notes shall be the Series 2012-1 Principal Balance.

(d)	The Series 2012-1 Notes shall be denominated in Canadian dollars.

2.2	Form of Delivery

The Series 2012-1 Notes, upon original issuance, shall be delivered in the form of Registered Notes as provided in Section 3.1(g) of the Indenture and shall be definitive Notes.

2.3	Delivery and Payment

Funding LP shall execute and deliver the Series 2012-1 Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Series 2012-1 Notes when authenticated, each in accordance with Section 3.3 of the Indenture.

ARTICLE 3
SERIES 2012-1 ACCOUNTS AND INVESTMENTS

3.1	Accounts

(a)
Series 2012-1 Rental Account.  On or before the Series 2012-1 Closing Date, Rental LP shall cause to be established and maintained a Canadian dollar Qualified Account (the “Series 2012-1 Rental Account”) in the name of “BNY Trust Company of Canada, as secured party for DTGC Car Rental Limited Partnership.”  The Series 2012-1 Rental Account shall initially be held at Bank of Montreal, having account number 0002-1984-555.  The Series 2012-1 Rental Account shall be the Series Rental Account in respect of the Series 2012-1 Notes.  Rental LP, subject to the rights of the Indenture Trustee hereunder and under the Indenture and the Security Interests granted by Rental LP under the Indenture, shall possess all right, title and interest in all funds and investments on deposit from time to time in the Series 2012-1 Rental Account and in all proceeds thereof (including all income thereon).

(b)
Series 2012-1 Vehicle Account.  On or before the Series 2012-1 Closing Date, Rental LP shall cause to be established and maintained a Canadian dollar Qualified Account (the “Series 2012-1 Vehicle Account”) in the name of “BNY Trust Company of Canada, as secured party for DTGC Car Rental Limited Partnership.”  The Series 2012-1 Vehicle Account shall initially be held at Bank of Montreal, having account number 0002-1984-547.  The Series 2012-1 Vehicle Account shall be the Series Vehicle Account in respect of the Series 2012-1 Notes.  Rental LP, subject to the rights of the Indenture Trustee hereunder and under the Indenture and the Security Interests granted by Rental LP under the Indenture, shall possess all right, title and interest in all funds and investments on deposit from time to time in the Series 2012-1 Vehicle Account and in all proceeds thereof (including all income thereon).

(c)
Estimate Deposits.  On each Estimation Date during the Monthly Remittance Period, the Servicer, if Funding LP is the Servicer, shall deposit (i) into the Series 2012-1 Rental Account, an amount equal to the estimated Series 2012-1 Interest Amount and Utilization Fee for the next Remittance Period and the Series 2012-1 Estimation Reserve contained in the current Estimation Report, any such deposit being referred to herein as a “Series 2012-1 Rental Account Prepaid Amount”, and (ii) into the Series 2012-1 Vehicle Account, an amount equal to the Series 2012-1 Allocation Percentage of the sum of the estimated Depreciation for the related Settlement Period and Net Loss on Dispositions (if any) for the related Settlement Period contained in the current Estimation Report, any such deposit being referred to herein as a “Series 2012-1 Vehicle Account Prepaid Amount”.  For the purposes of the Indenture, the Monthly Remittance Period shall terminate when a declaration is made in accordance with Section 6.2(b).

(d)
Series 2012-1 Funding LP Account.  On or before the Series 2012-1 Closing Date, Funding LP shall cause to be established and maintained a Canadian dollar Qualified Account (the “Series 2012-1 Funding LP Account”) in the name of “BNY Trust Company of Canada, as secured party for TCL Funding Limited Partnership.”  The Series 2012-1 Funding LP Account shall initially be held at Bank of Montreal, having account number 0002-1984-539.  The Series 2012-1 Funding LP Account shall be used for the purpose of receiving amounts allocated and paid to Funding LP under Sections 4.2 and 4.3 hereof and for the purpose of paying out such amounts to Series 2012-1 Noteholders and other Persons as required under such Sections.  Funding LP, subject to the rights of the Indenture Trustee hereunder and under the Indenture and the Security Interests granted by Funding LP under the Indenture, shall possess all right, title and interest in all funds and investments on deposit from time to time in the Series 2012-1 Funding LP Account and in all proceeds thereof (including all income thereon).

(e)
Cash Collateral Account.  On or before the Series 2012-1 Closing Date, Rental LP shall cause to be established and maintained a Canadian dollar Qualified Account (the “Cash Collateral Account”) in the name of “BNY Trust Company of Canada, as secured party for DTGC Car Rental Limited Partnership.”  The Cash Collateral Account shall initially be held at Bank of Montreal, having account number 0002-1984-520.  The Cash Collateral Account shall be a Series Account in respect of the Series 2012-1 Notes.  Rental LP, subject to the rights of the Indenture Trustee hereunder and under the Indenture and the Security Interests granted by Rental LP under the Indenture, shall possess all right, title and interest in all funds and investments on deposit from time to time in the Cash Collateral Account and in all proceeds thereof (including all income thereon).

(f)
Hedge Cash Collateral Account.  On or before the Series 2012-1 Closing Date, Rental LP shall cause to be established and maintained a Canadian dollar Qualified Account (the “Hedge Cash Collateral Account”) in the name of “BNY Trust Company of Canada, as secured party for DTGC Car Rental Limited Partnership.”  The Hedge Cash Collateral Account shall initially be held at Bank of Montreal, having account number 0002-1984-512.  The Hedge Cash Collateral Account shall be a Series Account in respect of the Series 2012-1 Notes.  Rental LP, subject to the rights of the Indenture Trustee hereunder and under the Indenture and the Security Interests granted by Rental LP under the Indenture, shall possess all right, title and interest in all funds and investments on deposit from time to time in the Hedge Cash Collateral Account and in all proceeds thereof (including all income thereon).

ARTICLE 4
ALLOCATIONS, DEPOSITS AND PAYMENTS

4.1	Withdrawals from Vehicle Accounts

(a)
Rental LP, or the Servicer on its behalf, shall be entitled from time to time to withdraw or apply funds on deposit in the Master Vehicle Account to the payment of the purchase price of the Vehicles being acquired by Rental LP or to fund an Inter-Partnership Transfer to Funding LP the full amount of which will be applied by Funding LP to the making of an Interim Principal Payment if each of the following conditions is satisfied both before and after the withdrawal or application of such funds:

(i)	no Series 2012-1 Early Amortization Event shall have occurred and be continuing;

(ii)	the Net LC and Cash Collateral Amount is equal to or greater than the Minimum LC and Cash Collateral Amount;

(iii)	the Aggregate Cash Enhancement Amount is equal to or greater than the Aggregate Minimum Cash Enhancement Amount;

(iv)	the Net Hedge Available Amount is equal to or greater than the Required Hedge Note Issuance Amount; and

(v)	the Series 2012-1 Enhancement Amount is equal to or greater than the Series 2012-1 Minimum Enhancement Amount.

(b)
Rental LP, or the Servicer on its behalf, shall only be entitled to withdraw funds on deposit in the Master Vehicle Account or the Series 2012-1 Vehicle Account which are otherwise identified as Unrestricted Funds on a Remittance Date if both before and after such withdrawal, the conditions specified in Section 4.1(a) are satisfied.  If such conditions are not satisfied, any Unrestricted Funds available from the Series 2012-1 Vehicle Account shall be transferred to the Master Vehicle Account on the applicable Remittance Date.

4.2	Application of Amounts Deposited to Series 2012-1 Rental Account

(a)
On each Remittance Date during the Series 2012-1 Revolving Period, Rental LP, or the Servicer on its behalf, shall distribute cash from the Series 2012-1 Rental Account (including all cash transferred from the Series 2012-1 Vehicle Account to the Series 2012-1 Rental Account on such Remittance Date) as follows and in the following priority:

(i)	first, on a pro rata basis in accordance with the respective amounts below:

(1)
an amount equal to the Series 2012-1 Rental LP Expenses for the related Settlement Period to be applied by Rental LP in the payment of Rental LP Expenses or to reimburse Rental LP with respect to such share of amounts paid on account of such Rental LP Expenses;

(2)
to pay to Funding LP as an Inter-Partnership Transfer an amount equal to the Series 2012-1 Funding LP Expenses for the related Settlement Period which amount shall be applied by Funding LP to the payment of Funding LP Expenses or to reimburse Funding LP with respect to such share of amounts paid on account of such Funding LP Expenses, provided that the amount distributed under this Section 4.2(a)(i) shall not exceed $10,000 on any Remittance Date or $50,000  in respect of any calendar year;

(ii)
second, to pay to Funding LP as an Inter-Partnership Transfer an amount sufficient to permit Funding LP to pay on such Remittance Date to each Series 2012-1 Noteholder, the aggregate of the Series 2012-1 Interest Amount for such Series 2012-1 Noteholder for the related Remittance Period, together with the amount (if any) representing the aggregate of the Series 2012-1 Interest Amount for such Series 2012-1 Noteholder for prior Remittance Periods not yet paid to such Series 2012-1 Noteholder on a pro rata basis based on the respective amounts required to be paid to the Series 2012-1 Noteholders pursuant to this Section 4.2(a)(ii) on such Remittance Date, and Funding LP shall apply the amounts so allocated to the making of such payments;

(iii)
third, to pay to Funding LP as an Inter-Partnership Transfer an amount sufficient to permit Funding LP to pay on such Remittance Date to each Series 2012-1 Noteholder its Utilization Fee for such Remittance Period, together with the amount (if any) representing the Utilization Fees in respect of prior Remittance Periods not yet paid to such Series 2012-1 Noteholder, on a pro rata basis based on the respective amounts of unpaid Utilization Fees owing to the Series 2012-1 Noteholders on such Remittance Date, and Funding LP shall apply the amounts so allocated to the making of such payments;

(iv)
fourth, to pay to Funding LP as an Inter-Partnership Transfer an amount sufficient to permit Funding LP to pay on such Remittance Date to the Series 2012-1 Noteholders an amount equal to all other amounts, other than Series 2012-1 Interest Amounts, Utilization Fees and principal repayments, payable to the Series 2012-1 Noteholders under the Note Purchase Agreement or any other Series 2012-1 Transaction Document, together with the amount (if any) of such amounts in respect of prior Remittance Periods not yet paid to the Series 2012-1 Noteholders, and Funding LP shall apply the amounts so allocated to the making of such payments;

(v)
fifth, if the Settlement Report for the prior Settlement Period indicates that Depreciation for such Settlement Period is greater than the estimate of Depreciation contained in the Estimation Report for the same Settlement Period, an amount equal to the Series 2012-1 Allocation Percentage of such excess shall be transferred to the Series 2012-1 Vehicle Account together with the amount (if any) required to be transferred to the Series 2012-1 Vehicle Account pursuant to this Section 4.2(a)(v) in respect of prior Settlement Periods not yet transferred to the Series 2012-1 Vehicle Account;

(vi)
sixth, if the Settlement Report for the prior Settlement Period indicates that Loss on Dispositions (if any) less Gains on Dispositions (if any) for such Settlement Period exceeds the Net Loss on Dispositions (if any) contained in the Estimation Report for the same Settlement Period, an amount equal to the Series 2012-1 Allocation Percentage of such excess, together with the amount (if any) representing such excess in respect of prior Remittance Periods not yet transferred to the Series 2012-1 Vehicle Account, shall be transferred to the Series 2012-1 Vehicle Account;

(vii)
seventh, an amount equal to the Series 2012-1 Rental Account Prepaid Amount deposited by Rental LP into the Series 2012-1 Rental Account on the immediately preceding Estimation Date, will be reserved in the Series 2012-1 Rental Account for distribution on the following Remittance Date in accordance with this Section 4.2(a), Section 4.2(b) or Section 4.2(c), as applicable;

(viii)	eighth, any amounts referred to in Section 4.2(a)(i) in excess of the maximum amounts referred to in that Section shall be paid as provided for in that Section; and

(ix)	last, any remaining balance will be released out of the Series 2012-1 Rental Account as Unrestricted Funds.

(b)
On each Remittance Date during a Series 2012-1 Amortization Period, Rental LP, or, subject to Section 6.1(e) of the Indenture, the Servicer on its behalf, shall distribute cash from the Series 2012-1 Rental Account as follows and in the following priority:

(i)	first, on a pro rata basis in accordance with the respective amounts below:

(1)
an amount equal to the Series 2012-1 Rental LP Expenses for the related Settlement Period to be applied by Rental LP in the payment of Rental LP Expenses or to reimburse Rental LP with respect to such share of amounts paid on account of such Rental LP Expenses;

(2)
to pay to Funding LP as an Inter-Partnership Transfer an amount equal to the Series 2012-1 Funding LP Expenses for the related Settlement Period which amount shall be applied by Funding LP to the payment of Funding LP Expenses or to reimburse Funding LP with respect to such share of amounts paid on account of such Funding LP Expenses, provided that the amount distributed under this Section 4.2(b)(i) shall not exceed $10,000 on any Remittance Date or $50,000  in respect of any calendar year;

(ii)
second, to pay to Funding LP as an Inter-Partnership Transfer an amount sufficient to permit Funding LP to pay on such Remittance Date to each Series 2012-1 Noteholder, the aggregate of the Series 2012-1 Interest Amount for such Series 2012-1 Noteholder for the related Remittance Period, together with the amount (if any) representing the aggregate of the Series 2012-1 Interest Amount for such Series 2012-1 Noteholder for prior Remittance Periods not yet paid to such Series 2012-1 Noteholder on a pro rata basis based on the respective amounts required to be paid to the Series 2012-1 Noteholders pursuant to this Section 4.2(b)(ii) on such Remittance Date, and Funding LP shall apply the amounts so allocated to the making of such payments;

(iii)
third, to pay to Funding LP as an Inter-Partnership Transfer an amount sufficient to permit Funding LP to pay on such Remittance Date to each Series 2012-1 Noteholder the amount (if any) representing the Utilization Fees accrued during the Series 2012-1 Revolving Period but not yet paid to such Series 2012-1 Noteholder, on a pro rata basis based on the respective amounts of unpaid Utilization Fees owing to the Series 2012-1 Noteholders on such Remittance Date, and Funding LP shall apply the amounts so allocated to the making of such payments;

(iv)
fourth, to pay to Funding LP as an Inter-Partnership Transfer an amount sufficient to permit Funding LP to pay on such Remittance Date to the Series 2012-1 Noteholders an amount equal to all other amounts, other than Series 2012-1 Interest Amounts, Utilization Fees and principal repayments, payable to the Series 2012-1 Noteholders under the Note Purchase Agreement or any other Series 2012-1 Transaction Document, together with the amount (if any) of such amounts in respect of prior Remittance Periods not yet paid to the Series 2012-1 Noteholders, and Funding LP shall apply the amounts so allocated to the making of such payments;

(v)
fifth, if the Settlement Report for the prior Settlement Period indicates that the sum of Depreciation and Loss on Dispositions (if any) for such Settlement Period exceeds Gain on Dispositions (if any) for such Settlement Period, an amount equal to the Series 2012-1 Allocation Percentage of such excess shall be transferred to the Series 2012-1 Vehicle Account, together with the amount (if any) required to be transferred to the Series 2012-1 Vehicle Account pursuant to this Section 4.2(b)(v) in respect of prior Settlement Periods not yet transferred to the Series 2012-1 Vehicle Account;

(vi)
sixth, if the Remittance Date is in the Monthly Remittance Period, an amount equal to the Series 2012-1 Rental Account Prepaid Amount deposited by Rental LP into the Series 2012-1 Rental Account on the immediately preceding Estimation Date, will be reserved in the Series 2012-1 Rental Account for distribution on the following Remittance Date in accordance with this Section 4.2(b) or Section 4.2(c), as applicable;

(vii)	seventh, any amounts referred to in Section 4.2(b)(i) in excess of the maximum amounts referred to in that Section shall be paid as provided for in that Section;

(viii)
eighth, if (x) the Required Amortization Amount for such Remittance Date is being calculated under clauses (b) or (c) of the definition thereof, and (y) the Required Amortization Amount for such Remittance Date exceeds the remaining balance in the Series 2012-1 Vehicle Account following the distributions under Section 4.3(b)(i) on such Remittance Date (determined without reference to any amounts that may be transferred to the Series 2012-1 Vehicle Account pursuant to this Section 4.2(b)(viii)), then an amount equal to such excess shall be transferred to the Series 2012-1 Vehicle Account for application pursuant to Section 4.3(b)(ii) on such Remittance Date; and

(ix)	last, to transfer the balance out of the Series 2012-1 Rental Account as Unrestricted Funds.

(c)
On each Remittance Date during a Series 2012-1 Enforcement Period, the Indenture Trustee or other Paying Agent shall distribute cash from the Series 2012-1 Rental Account as follows and in the following priority:

(i)	first, to pay the Series 2012-1 Allocation Percentage of the fees and expenses related to any enforcement proceedings under Article 11 of the Indenture;

(ii)	second, if a Replacement Servicer has been appointed, an amount equal to the Series 2012-1 Allocation Percentage of the Replacement Servicer Fee shall be paid to the Replacement Servicer;

(iii)
third, to pay to the Indenture Trustee, without duplication of any amounts paid pursuant to Section 4.2(c)(i), an amount equal to the Series 2012-1 Allocation Percentage of the Indenture Trustee Fees and Expenses for the related Settlement Period together with the amount (if any) representing the aggregate of the such fees and expenses for prior Settlement Periods not yet paid;

(iv)
fourth, to pay to each Series 2012-1 Noteholder, the aggregate of the Series 2012-1 Interest Amount for such Series 2012-1 Noteholder for the related Remittance Period, together with the amount (if any) representing the aggregate of the Series 2012-1 Interest Amount for such Series 2012-1 Noteholder for prior Remittance Periods not yet paid to such Series 2012-1 Noteholder on a pro rata basis based on the respective amounts required to be paid to the Series 2012-1 Noteholders pursuant to this Section 4.2(c)(iv) on such Remittance Date;

(v)
fifth, to pay to each Series 2012-1 Noteholder the amount (if any) representing the Utilization Fees accrued during the Series 2012-1 Revolving Period but not yet paid to such Series 2012-1 Noteholder, on a pro rata basis based on the respective amounts of unpaid Utilization Fees owing to the Series 2012-1 Noteholders on such Remittance Date;

(vi)
sixth, to pay to the Series 2012-1 Noteholders an amount equal to all other amounts, other than Series 2012-1 Interest Amounts, Utilization Fees and principal repayments, payable to the Series 2012-1 Noteholders under the Note Purchase Agreement or any other Series 2012-1 Transaction Document; and

(vii)	last, to transfer the balance of the Series 2012-1 Rental Account to the Series 2012-1 Vehicle Account.

4.3	Application of Amounts Deposited to Series 2012-1 Vehicle Account

(a)
On each Remittance Date during the Series 2012-1 Revolving Period, Rental LP, or the Servicer on its behalf, shall distribute cash from the Series 2012-1 Vehicle Account (including all cash transferred from the Series 2012-1 Rental Account to the Series 2012-1 Vehicle Account on such Remittance Date) as follows and in the following priority:

(i)
first, if the Settlement Report for the prior Settlement Period indicates that Depreciation for such Settlement Period is less than the estimate of Depreciation contained in the Estimation Report for the same Settlement Period, an amount equal to the Series 2012-1 Allocation Percentage of the difference shall be transferred to the Series 2012-1 Rental Account;

(ii)
second, if the Settlement Report for the prior Settlement Period indicates that Loss on Dispositions (if any) less Gains on Dispositions (if any) for such Settlement Period is less than the Net Loss on Dispositions contained in the Estimation Report for the same Settlement Period, then an amount equal to the Series 2012-1 Allocation Percentage of the difference shall be transferred to the Series 2012-1 Rental Account;

(iii)
third, if after the transfer of amounts from the Series 2012-1 Vehicle Account to the Series 2012-1 Rental Account pursuant to Section 4.3(a)(i) and Section 4.3(a)(ii), there are insufficient funds in the Series 2012-1 Rental Account to satisfy the payments to be made pursuant to Sections 4.2(a)(i) to (iv), then any cash in the Series 2012-1 Vehicle Account up to the amount of the deficiency will be transferred to the Series 2012-1 Rental Account and used to make such payments in such priority;

(iv)
fourth, an amount equal to the Series 2012-1 Vehicle Account Prepaid Amount deposited by Rental LP into the Series 2012-1 Vehicle Account on the prior Estimation Date, will be reserved in the Series 2012-1 Vehicle Account for distribution on the following Remittance Date in accordance with this Section 4.3(a), Section 4.3(b) or Section 4.3(c), as applicable;

(v)
fifth, after the payments and applications above, Rental LP may pay out of any remaining amounts, such amount as it determines in its sole discretion, to Funding LP as an Inter-Partnership Transfer to permit Funding LP to pay on such Remittance Date to the Series 2012-1 Noteholders a principal repayment of the Series 2012-1 Notes, and Funding LP shall apply any funds so allocated to making such payments; and

(vi)	last, any remaining balance shall be released out of the Series 2012-1 Vehicle Account as Unrestricted Funds.

(b)
On each Remittance Date during a Series 2012-1 Amortization Period, Rental LP, or, subject to Section 6.1(e) of the Indenture, the Servicer on its behalf, shall distribute cash from the Series 2012-1 Vehicle Account (including all cash transferred from the Series 2012-1 Rental Account to the Series 2012-1 Vehicle Account on such Remittance Date) as follows and in the following priority:

(i)
first, to pay to Funding LP as an Inter-Partnership Transfer an amount sufficient to permit Funding LP to pay on such Remittance Date to the Series 2012-1 Noteholders any amounts required to be paid to them pursuant to Section 4.2(b)(ii) which have not been paid pursuant to Section 4.2(b)(ii) to be allocated and paid as provided in such Section, and Funding LP shall apply the amounts so allocated to the making of such payments;

(ii)
second, to pay to Funding LP as an Inter-Partnership Transfer an amount sufficient to permit Funding LP to pay on such Remittance Date to the Series 2012-1 Noteholders, pro rata, based on the Outstanding Principal Amount of the Series 2012-1 Notes, an amount equal to the Required Amortization Amount in respect of such Remittance Date and Funding LP shall apply the amounts so allocated to the making of such payments;

(iii)
third, to pay, or to pay to Funding LP as an Inter-Partnership Transfer to permit the payment on such Remittance Date of, as applicable, the amounts referred to in Sections 4.2(b)(i) to (iv) (other than clause (ii)) which have not been paid pursuant to such Sections to be allocated and paid in the priority provided for in such Sections; and Funding LP shall apply the amounts so allocated which are paid to it to the making of such payments;

(iv)
fourth, if the Remittance Date is in the Monthly Remittance Period, an amount equal to the Series 2012-1 Vehicle Account Prepaid Amount deposited by Rental LP into the Series 2012-1 Vehicle Account on the prior Estimation Date, will be reserved in the Series 2012-1 Vehicle Account for distribution on the following Remittance Date in accordance with this Section 4.3(b) or Section 4.3(c), as applicable;

(v)	last, to transfer the balance out of the Series 2012-1 Vehicle Account as Unrestricted Funds.

(c)
On each Remittance Date during a Series 2012-1 Enforcement Period, the Indenture Trustee or other Paying Agent shall distribute cash from the Series 2012-1 Vehicle Account (including all cash transferred from the Series 2012-1 Rental Account to the Series 2012-1 Vehicle Account on such Remittance Date) as follows and in the following priority:

(i)
first, to pay the Series 2012-1 Allocation Percentage of the fees and expenses related to any enforcement proceedings under Article 11 of the Indenture to the extent such fees and expenses have not been paid under Section 4.2(c)(i);

(ii)
second, if a Replacement Servicer has been appointed, an amount equal to the Series 2012-1 Allocation Percentage of the Replacement Servicer Fee shall be paid to the Replacement Servicer to the extent such fees have not been paid under Section 4.2(c)(ii);

(iii)
third, to pay to the Series 2012-1 Noteholders any amounts required to be paid to them pursuant to Section 4.2(c)(iv) which have not been paid pursuant to Section 4.2(c)(iv) to be allocated and paid as provided in such Section;

(iv)	fourth, to pay to the Series 2012-1 Noteholders, pro rata, based on the Outstanding Principal Amount of the Series 2012-1 Notes, an amount equal to the lesser of:

(1)	the remaining balance in the Series 2012-1 Vehicle Account; and

(2)	the Series 2012-1 Principal Balance;

(v)	fifth, to pay the amounts referred to in Sections 4.2(c)(v) and (vi) which have not been paid pursuant to such Sections to be allocated and paid in the priority provided for in such Sections; and

(vi)	last, to transfer the balance out of the Series 2012-1 Vehicle Account as Unrestricted Funds.

4.4	Payments to Noteholders

(a)
Unless otherwise specified, payments of principal or other amounts (other than interest and Utilization Fees) to Series 2012-1 Noteholders will be made pro rata based on the Outstanding Principal Amount of their Series 2012-1 Notes.  Payments of interest and Utilization Fees to the Series 2012-1 Noteholders will be made pro rata based on the respective amounts owed to such Series 2012-1 Noteholders.

(b)
Any instalment of interest or principal, if any, payable on any Series 2012-1 Note, less any amounts required by law to be withheld or deducted pursuant to Section 4.4(d), shall be paid by the Paying Agent to the Person in whose name such Series 2012-1 Note is registered on the Record Date, by wire transfer of immediately available funds to such Person’s account as specified in the Note Purchase Agreement.

(c)	The right of the Series 2012-1 Noteholders to receive payments from Funding LP will terminate on the first Business Day following the Series 2012-1 Final Payment Date.

(d)	If required by law, Funding LP will withhold or deduct any and all amounts required to be withheld or deducted, and will remit such amount to the appropriate taxation authorities.

(e)
Each Remittance Date shall be an “Interest Payment Date” in respect of the Series 2012-1 Notes.  Interest on the Series 2012-1 Notes shall be payable on each Remittance Date in the amount allocated and paid for such purposes pursuant to Sections 4.2 and 4.3 hereof.

(f)
Each Remittance Date upon which an amount is allocated and paid pursuant to Sections 4.2 and 4.3 hereof in respect of the payment of principal on the Series 2012-1 Notes and each day on which an Interim Principal Payment is made shall be a “Principal Payment Date” in respect of the Series 2012-1 Notes.  The full Series 2012-1 Principal Balance shall be due and payable in full on the Series 2012-1 Final Maturity Date which shall be the “Series Final Maturity Date” in respect of the Series 2012-1 Notes.

4.5	Computation of Interest

(a)	Interest on the Series 2012-1 Notes shall be computed on the basis of a 365-day year and the actual number of days elapsed in the related Remittance Period.

(b)
Unless otherwise specified in this Indenture Supplement, interest for any period will be calculated from and including the first day of such period (which in the case of the initial issuance of a Series 2012-1 Note, shall be the date of issuance of such Note) to but excluding the last day of such period.

4.6	Increase in Series 2012-1 Principal Balance

(a)
The Series 2012-1 Principal Balance may be increased from time to time upon the conditions specified in this Section 4.6 and the Note Purchase Agreement.  Funding LP may deliver to each Series 2012-1 Noteholder on any Business Day a written notice specifying (i) the proposed amount of the increase in the Series 2012-1 Principal Balance (the “Series 2012-1 Increase Amount”); and (ii) the proposed date of increase of the Series 2012-1 Principal Balance (an “Increase Date”), which shall be a Business Day not earlier than two (2) Business Days after such notice.  Each increase in the Series 2012-1 Principal Balance shall be in an amount of not less than $4,000,000 and shall be in equal increments of $100,000.

(b)	The obligation of the Series 2012-1 Noteholders to fund any Series 2012-1 Increase Amount shall be subject to satisfaction or waiver of the following conditions:

(i)	no Series 2012-1 Early Amortization Event shall have occurred and not been waived or will occur as a result of funding such Series 2012-1 Increase Amount;

(ii)	the Series 2012-1 Revolving Period shall not have ended;

(iii)	after giving effect to the increase, the Net LC and Cash Collateral Amount will be equal to or greater than the Minimum LC and Cash Collateral Amount;

(iv)	after giving effect to the increase, the Net Hedge Available Amount will be equal to or greater than the Required Hedge Note Issuance Amount;

(v)	after giving effect to the increase, the Aggregate Cash Enhancement Amount will be equal to or greater than Aggregate Minimum Cash Enhancement Amount;

(vi)	after giving effect to the increase, the Series 2012-1 Enhancement Amount will be equal to or greater than the Series 2012-1 Minimum Enhancement Amount;

(vii)	no U.S. Event of Default shall have occurred and not been waived by the required lenders under the applicable credit agreement; and

(viii)	any conditions precedent set forth in the Note Purchase Agreement.

(c)
If the conditions precedent in Section 4.6(b) are satisfied or waived, each Series 2012-1 Noteholder shall pay to Funding LP on or before the Increase Date an amount equal to its respective portion of the Series 2012-1 Increase Amount in accordance with the terms of the Note Purchase Agreement and, upon such payments being made, the Series 2012-1 Principal Balance shall be increased by the amount so paid.

4.7	Optional Redemption of Series 2012-1 Notes

Funding LP shall have the right at any time to redeem all of the issued and outstanding Series 2012-1 Notes.  Any such redemption shall be effected on the date set forth in a written notice delivered by Funding LP to each of the Series 2012-1 Noteholders and the Rating Agencies, which date shall be a Remittance Date and be at least ten (10) Business Days following the date of receipt of such notice by the Series 2012-1 Noteholders and the Rating Agencies.  The redemption price for the Series 2012-1 Notes to be redeemed shall be the Series 2012-1 Principal Balance as of such date plus all accrued and unpaid interest on Series 2012-1 Notes to and including such date, together with all other outstanding fees and expenses of the Series 2012-1 Noteholders relating to the funding provided by the Series 2012-1 Noteholders or otherwise owing under the Transaction Documents and a make whole payment equal to the aggregate Utilization Fees which would have been payable if calculated and payable on an amount equal to the Maximum Note Purchaser Funding Amount (as defined in the Note Purchase Agreement) until the scheduled Commitment Termination Date (as defined in the Note Purchase Agreement and for greater certainty, being the then relevant date under clause (a) of the such definition).  The Series 2012-1 Noteholders shall not be obligated to surrender Series 2012-1 Notes for redemption until receipt of such redemption price.

4.8	Interim Principal Payments

Funding LP may make Interim Principal Payments in respect of the Series 2012-1 Notes in accordance with the terms of the Note Purchase Agreement.

4.9	Unrestricted Funds

Amounts released to Rental LP hereunder as Unrestricted Funds may be used by Rental LP for any purpose not inconsistent with the Rental LP Partnership Agreement or any other Transaction Document including for the making of Inter-Partnership Transfers to Funding LP.

ARTICLE 5
COVENANTS

5.1	Minimum Cash Enhancement

Rental LP shall insure that at all times up to and including the commencement of the Series 2012-1 Amortization Period or a Series 2012-1 Enforcement Period, but not after the commencement of either of such periods, that:

(a)	the Aggregate Cash Enhancement Amount is equal to or greater than the Aggregate Minimum Cash Enhancement Amount; and

(b)	the aggregate of the Series 2012-1 Cash Enhancement Amount plus the LC and Cash Collateral Amount is equal to or greater than the Series 2012-1 Minimum Enhancement Amount.

Notwithstanding the foregoing, no Series 2012-1 Early Amortization Event shall occur as a result of non-compliance by Rental LP with the covenants in Sections 5.1(a) or (b) unless there is also a related Series 2012-1 Early Amortization Event under Sections 6.1(b) or (c), as applicable.

5.2	Program Negotiation Vehicles

(a)
It is recognized that Rental LP may purchase between September and January Vehicles of the upcoming model year manufactured by an Eligible Manufacturer whose current model year Vehicles are subject to a Vehicle Repurchase Agreement, provided such Eligible Manufacturer is not a Non-Performing Manufacturer, and from whom Rental LP has received (i) a letter of undertaking stating that the Eligible Manufacturer will repurchase Vehicles of the upcoming model year sold by such Eligible Manufacturer to Rental LP which qualify for repurchase pursuant to a Vehicle Repurchase Agreement with such Eligible Manufacturers the terms of which are in the process of being finalized and (ii) a draft of the repurchase agreement for the upcoming model year which the Eligible Manufacturer has indicated it is willing to enter into.  Such Vehicles are referred to herein as “Program Negotiation Vehicles.”  Rental LP shall deliver a signed copy of any such letter of undertaking to the Indenture Trustee, each Series 2012-1 Noteholder and the Rating Agencies as soon as reasonably practicable and, in any event, prior to Rental LP purchasing Program Negotiation Vehicles from the relevant Eligible Manufacturer.

(b)
Subject to the following sentence, Program Negotiation Vehicles shall be deemed to be Program Vehicles for the purposes of Section 5.6 hereof and the definition of “Depreciation.”  If a Vehicle Repurchase Agreement between Rental LP and an Eligible Manufacturer in respect of Vehicle models for a particular year is not entered into by January 31 of such year or, if such Vehicle Repurchase Agreement has been entered into by January 31 of such year but a Rating Agency or a Series 2012-1 Noteholder has notified Rental LP in writing within 30 days of receipt of a signed copy of such Vehicle Repurchase Agreement that it is not satisfied with the terms and conditions of such Vehicle Repurchase Agreement, then thereafter for all purposes hereof all Rental LP Vehicles covered by such Vehicle Repurchase Agreement shall be deemed to be Non-Program Vehicles.

(c)
If a Vehicle Repurchase Agreement between Rental LP and an Eligible Manufacturer in respect of Vehicle models for a particular year is entered into prior to January 31 of such year and each Rating Agency and each Series 2012-1 Noteholder has not notified Rental LP in writing within 30 days of receipt of a signed copy of such Vehicle Repurchase Agreement that it is not satisfied with the terms and conditions of such Vehicle Repurchase Agreement, then thereafter for all purposes hereof Rental LP Vehicles covered by such Vehicle Repurchase Agreement shall be deemed to be Program Vehicles.

5.3	Letter of Credit

(a)	At all times during the term hereof, Funding LP shall cause the aggregate of:

(i)	the amount on deposit in the Cash Collateral Account;

(ii)	the amount in Canadian dollars available to be drawn under a Letter of Credit denominated in Canadian dollars; and

(iii)	95% of the Canadian dollar Equivalent Amount of the amount in U.S. dollars available to be drawn under a Letter of Credit denominated in U.S. dollars

(the aggregate of clauses (i), (ii) and (iii) being the “LC and Cash Collateral Amount”)

less

(iv)
4.0 % of the Canadian dollar Equivalent Amount of the amount in U.S. dollars available to be drawn under a Letter of Credit denominated in U.S. dollars (the aggregate of clauses (i), (ii) and (iii) less clause (iv) being the “Net LC and Cash Collateral Amount”).

to be greater than the Minimum LC and Cash Collateral Amount at such time; provided that if (x) the Net LC and Cash Collateral Amount is less than the Minimum LC and Cash Collateral Amount, (y) the LC and Cash Collateral Amount is equal to or greater than the Minimum LC and Cash Collateral Amount, and (z) the Net LC and Cash Collateral Amount is less than the Minimum LC and Cash Collateral Amount solely as a result of changes in the relevant exchange rate between U.S. dollars and Canadian dollars that have occurred since the time of delivery of the Letter of Credit denominated in U.S. dollars, then the Net LC and Cash Collateral Amount need not be increased to the Minimum LC and Cash Collateral Amount until such time as the LC and Cash Collateral Amount is less than the Minimum LC and Cash Collateral Amount.

(b)	If,

(i)	prior to the date which is 30 days prior to the scheduled expiration date of a Letter of Credit, such Letter of Credit shall not have been extended; or

(ii)
either Funding LP, the Indenture Trustee or a Series 2012-1 Noteholder receives notice from an L/C Provider of an unscheduled termination of a Letter of Credit and there shall have not been appointed a replacement L/C Provider who has issued or will issue, prior to the termination of such Letter of Credit, a Letter of Credit having a term that extends beyond such date of termination; or

(iii)	at any time, the L/C Provider ceases to be an Eligible L/C Provider;

Funding LP shall, within 10 days following any such occurrence,

(iv)
cause such Letter of Credit (or, in the case of clause (iii) above, all of the Letters of Credit issued by such L/C Provider) to be replaced with one or more irrevocable letters of credit issued by one or more L/C Providers with an aggregate stated amount not less than the lesser of (1) the aggregate undrawn stated amount of the affected Letter(s) of Credit; or (2) the amount necessary to cause both the Net LC and Cash Collateral Amount to be equal to or greater than the Minimum LC and Cash Collateral Amount and the Series 2012-1 Enhancement Amount to be equal to or greater than the Series 2012-1 Minimum Enhancement Amount, after the issuance of such replacement Letter(s) of Credit, or make any other arrangement satisfactory to the Series 2012-1 Noteholders and which satisfies the Rating Agency Condition;

(v)
make an Inter-Partnership Transfer to Rental LP which shall be deposited into the Series 2012-1 Vehicle Account and then paid to the Series 2012-1 Noteholders, as a principal repayment, an amount equal to the amount necessary to cause both the Net LC and Cash Collateral Amount to be equal to or greater than the Minimum LC and Cash Collateral Amount and the Series 2012-1 Enhancement Amount to be equal to or greater than the Series 2012-1 Minimum Enhancement Amount, after such contribution and payment; or

(vi)
notify the Series 2012-1 Noteholders that they do not intend to replace such Letter(s) of Credit pursuant to (iv) above or to provide such deposit to the Series 2012-1 Vehicle Account pursuant to (v) above (which notice shall be deemed to have been given to the Series 2012-1 Noteholders if Funding LP has not replaced such Letter(s) of Credit pursuant to (iv) above or provided such deposit to the Series 2012-1 Vehicle Account pursuant to (v) above within 15 Business Days of the relevant occurrence), in which case the Series 2012-1 Noteholders shall cause draws to be made by the Indenture Trustee under the affected Letter(s) of Credit in an aggregate amount equal to the lesser of (1) the aggregate undrawn stated amount of the affected Letter(s) of Credit; or (2) the amount necessary to cause both the Net LC and Cash Collateral Amount to be equal to or greater than the Minimum LC and Cash Collateral Amount and the Series 2012-1 Enhancement Amount to be equal to or greater than the Series 2012-1 Minimum Enhancement Amount, after such draw(s) and, if and to the extent received, transfer such amount to Rental LP and Rental LP shall deposit such amount into the Cash Collateral Account.

provided, however, in the event that at any time the short-term debt obligations of the L/C Provider are no longer rated or are rated below R-l (low) by DBRS or P-1 by Moody’s, or, if the L/C Provider is not then rated by the Rating Agencies, A-2 by S&P, Funding LP shall promptly notify the Indenture Trustee and the Series 2012-1 Noteholders or any Series 2012-1 Noteholder may notify Funding LP, of same and the Series 2012-1 Noteholders shall cause a draw to be made by the Indenture Trustee under the affected Letter(s) of Credit in an amount equal to the lesser of (1) the aggregate undrawn stated amount of the affected Letter(s) of Credit or (2) the amount necessary to cause both the Net LC and Cash Collateral Amount to be equal to or greater than the Minimum LC and Cash Collateral Amount and the Series 2012-1 Enhancement Amount to be equal to or greater than the Series 2012-1 Minimum Enhancement Amount, after such draw(s) and, if and to the extent received, transfer such amount to Rental LP and Rental LP shall deposit the amount of such drawing into the Cash Collateral Account.  Funding LP shall provide each Rating Agency with written notice of the occurrence of any event set out in Sections 5.3(b)(i), (ii) or (iii).

Other than during a Series 2012-1 Enforcement Period, Rental LP shall have the right to, from time to time, withdraw funds from the Cash Collateral Account, and Funding LP shall have the right to, from time to time, reduce the aggregate stated amount of a Letter of Credit or cancel and return a Letter of Credit to the applicable L/C Provider provided that, in each case, Funding LP prior thereto or simultaneously therewith demonstrates to the Series 2012-1 Noteholders, to the reasonable satisfaction of the Series 2012-1 Noteholders, that after giving effect thereto the Net LC and Cash Collateral Amount will be equal to or greater than the Minimum LC and Cash Collateral Amount and the Series 2012-1 Enhancement Amount will be equal to or greater than the Series 2012-1 Minimum Enhancement Amount.

(c)
Rental LP may from time to time deposit Unrestricted Funds and proceeds of Inter-Partnership Transfers received by Rental LP to the Cash Collateral Account. Funds on deposit in the Cash Collateral Account shall be invested in Eligible Investments from time to time, but always in a manner that will result in such investments maturing so that such funds will be available for withdrawal on or prior to the next following Remittance Date.  The Indenture Trustee shall hold possession of the negotiable instruments or securities, if any, evidencing such investments.  On each Settlement Date, all interest and earnings (net of losses and investment expenses) accrued since the preceding Settlement Date on funds on deposit in the Cash Collateral Account shall be deposited to the Series 2012-1 Rental Account.

(d)	On or after the Series 2012-1 Final Payment Date, Rental LP may withdraw from the Cash Collateral Account all amounts on deposit therein and treat such amounts as Unrestricted Funds.

(e)
Unless the context requires otherwise, any reference in this Indenture Supplement to a draw under a Letter of Credit shall be deemed to refer to a withdrawal from the Cash Collateral Account when so applicable.

5.4	Hedging Transactions

(a)	At all times during the term hereof, Funding LP shall cause the aggregate of:

(i)	the amount on deposit in the Hedge Cash Collateral Account;

(ii)	the amount in Canadian dollars available to be drawn under an L/C Hedge denominated in Canadian dollars; and

(iii)	95% of the Canadian dollar Equivalent Amount of the amount in U.S. dollars available to be drawn under an L/C Hedge denominated in U.S. dollars

(the aggregate of clauses (i), (ii) and (iii) being the “Hedge Available Amount”)

less

(iv)
4.0 % of the Canadian dollar Equivalent Amount of the amount in U.S. dollars available to be drawn under an L/C Hedge denominated in U.S. dollars (the aggregate of clauses (i), (ii) and (iii) less clause (iv) being the “Net Hedge Available Amount”).

to be greater than the Required Hedge Note Issuance Amount at such time; provided that if (x) the Net Hedge Available Amount is less than the Required Hedge Note Issuance Amount, (y) the Hedge Available Amount is equal to or greater than the Required Hedge Note Issuance Amount, and (z) the Net Hedge Available Amount is less than the Required Hedge Note Issuance Amount solely as a result of changes in the relevant exchange rate between U.S. dollars and Canadian dollars that have occurred since the time of delivery of the L/C Hedge denominated in U.S. dollars, then the Net Hedge Available Amount need not be increased to the Required Hedge Note Issuance Amount until such time as the Hedge Available Amount is less than the Required Hedge Note Issuance Amount.

(b)
If a Series 2012-1 Early Amortization Event has occurred and is continuing and Series 2012-1 Noteholders have not been paid on any Remittance Date the amounts required to be paid to the Series 2012-1 Noteholders on such Remittance Date pursuant to Sections 4.2(b)(ii) or 4.2(c)(iv), an L/C Hedge can be drawn by the Indenture Trustee on such Remittance Date or cash can be withdrawn and applied from the Hedge Cash Collateral Account, in such amount.  If the L/C Hedge is not renewed 30 days prior to its expiry, then the Indenture Trustee, on behalf of the Series 2012-1 Noteholders, may draw down the L/C Hedge and the cash proceeds thereof shall be deposited to the Hedge Cash Collateral Account. Funding LP shall provide prompt notice to the Indenture Trustee, the Series 2012-1 Noteholders and each Rating Agency of any non-renewal of an L/C Hedge.

(c)
Other than during a Series 2012-1 Enforcement Period, Rental LP shall have the right to, from time to time, withdraw funds from the Hedge Cash Collateral Account, and Funding LP shall have the right to, from time to time, reduce the aggregate stated amount of an L/C Hedge or cancel and return an L/C Hedge to the applicable L/C Provider provided that, in each case, Funding LP prior thereto or simultaneously therewith demonstrates to the Series 2012-1 Noteholders, to the reasonable satisfaction of the Series 2012-1 Noteholders, that after giving effect thereto the Net Hedge Available Amount will be equal to or greater than the Required Hedge Note Issuance Amount.

(d)
Rental LP may from time to time deposit Unrestricted Funds and proceeds of Inter-Partnership Transfers received by Rental LP to the Hedge Cash Collateral Account. Funds on deposit in the Hedge Cash Collateral Account shall be invested in Eligible Investments from time to time, but always in a manner that will result in such investments maturing so that such funds will be available for withdrawal on or prior to the next following Remittance Date.  The Indenture Trustee shall hold possession of the negotiable instruments or securities, if any, evidencing such investments.  On each Settlement Date, all interest and earnings (net of losses and investment expenses) accrued since the preceding Settlement Date on funds on deposit in the Hedge Cash Collateral Account shall be deposited to the Series 2012-1 Rental Account.

(e)	On or after the Series 2012-1 Final Payment Date, Rental LP may withdraw from the Hedge Cash Collateral Account all amounts on deposit therein and treat such amounts as Unrestricted Funds.

5.5	Reporting

(a)	Estimation Report

Not later than 12:00 noon (Toronto time) on each Estimation Date, the Servicer will provide to each Series 2012-1 Noteholder an Estimation Report in respect of the Settlement Period commencing on the Estimation Date containing (a) Rental LP’s best estimate of Depreciation and Net Loss on Dispositions (if any) in respect of the Settlement Period; (b) Rental LP’s best estimate of the Series 2012-1 Interest Amount for the current Remittance Period; and (c) the amount of the Estimation Reserve in respect of the Settlement Period.

(b)	Settlement Report

Not later than 12:00 noon (Toronto time) on each Settlement Date, the Servicer will provide to each Series 2012-1 Noteholder and each Rating Agency requesting the same, a Settlement Report containing the Rental Revenues, Partnership Expenses, Depreciation, Proceeds of Dispositions, Loss on Dispositions (if any) and Gain on Dispositions (if any) in respect of the related Settlement Period, and the aggregate Series 2012-1 Interest Amount and Utilization Fee for each Series 2012-1 Noteholder, in each case for the current Remittance Period.

(c)	Fleet Reports

On each Settlement Date, the Servicer will deliver a Fleet Report to each Series 2012-1 Noteholder and each Rating Agency requesting the same.

(d)	Purchase Agreements

The Servicer will provide to the Indenture Trustee, the Series 2012-1 Noteholders and the Rating Agencies copies of all Vehicle Repurchase Agreements entered into by Rental LP promptly after they have been entered into by Rental LP and, in any event, within 30 days after they have been entered into by Rental LP.

(e)	Event Notices

Each of Rental LP and Funding LP shall notify each Series 2012-1 Noteholder and each Rating Agency forthwith upon learning of the occurrence of any material adverse change in the financial condition or operations of DTAG Canada, Funding LP or Rental LP or of the occurrence of any Series 2012-1 Early Amortization Event (other than one described in Section 6.1(g)).

(f)	Agreed Upon Procedures

The Servicer will, during September 2012 and each September thereafter, at its expense, appoint independent public accountants acceptable to the Series 2012-1 Noteholders (which may, with the consent of the Series 2012-1 Noteholders, be the regular independent public accountants of the Servicer or any Affiliate of the Servicer), or utilize the Series 2012-1 Noteholders’ representatives or auditors, to prepare and deliver to the Series 2012-1 Noteholders a written report on a scope and in a form reasonably requested by the Series 2012-1 Noteholders to cover, amongst other things:

(i)
an examination of the Estimation Reports, Settlement Reports and Fleet Reports in respect of three Settlement Periods in the prior 12 months (or such lesser number of months since the Series 2012-1 Closing Date) (collectively, the “Reports”) and that the data reported and calculations contained in the Reports are the data required to be reported and the calculations required to be made in accordance with the Series 2012-1 Transaction Documents; and

(ii)
the data reported in the Reports reflects the data contained in the Servicer’s (or the General Partner of the Servicer’s) systems and other applicable source documentation of the Servicer (or the General Partner of the Servicer).

In addition, the Servicer will request the auditors of the Partnerships to assist the auditors of the Series 2012-1 Noteholders to the extent and in such manner as is required for the auditors of the Series 2012-1 Noteholders to report on the Series 2012-1 Noteholders’ investment in the Series 2012-1 Notes.

(g)	Indenture Trustee Notices

All notices delivered or required to be delivered to the Indenture Trustee under the Indenture, this Indenture Supplement or the Parent Guarantee shall also be delivered to the Series 2012-1 Noteholders.

5.6	Fleet Composition

(a)	At any time, the following Rental LP Vehicles shall be (without duplication) Ineligible Vehicles:

(i)	Program Vehicles in excess of 50% of the Rental LP Vehicles;

(ii)	Other Fleet Vehicles in excess of 20% of the Rental LP Vehicles and:

(1)	Rental LP Vehicles manufactured by Honda, Isuzu, Mazda, Mitsubishi, Nissan or Suzuki (collectively, the “Sub Limit 1 Vehicles”) in the aggregate in excess of 50% of the Other Fleet Vehicles;

(2)	Rental LP Vehicles manufactured by Kia, Hyundai or Subaru (collectively, the “Sub Limit 2 Vehicles”) in the aggregate in excess of 30% of the Other Fleet Vehicles;

(3)	Sub Limit 3 Vehicles in excess of 20% of the Other Fleet Vehicles; and

(4)	Sub Limit 2 Vehicles plus Sub Limit 3 Vehicles in the aggregate in excess of 50% of the Other Fleet Vehicles;

(iii)	Rental LP Vehicles leased to Persons other than Approved Franchisees;

(iv)	Rental LP Vehicles comprised of shuttle buses or Service Vehicles in excess of one per cent of the Rental LP Vehicles;

(v)	Used Vehicles in excess of 20% of the Rental LP Vehicles;

(vi)	Rental LP Vehicles manufactured by General Motors, Chrysler or Ford in the aggregate in excess of 75% of the Rental LP Vehicles;

(vii)	Rental LP Vehicles manufactured by any one of General Motors, Ford or Chrysler in excess of 50% of the Rental LP Vehicles;

(viii)	Rental LP Vehicles manufactured by Volkswagen in excess of 15% of the Rental LP Vehicles; and

(ix)	Rental LP Vehicles manufactured by Toyota in excess of 75% of the Rental LP Vehicles.

(b)	Rental LP shall ensure that at all times no less than 20% of the Rental LP Vehicles are manufactured by Toyota.

(c)
For the purposes of Sections 5.6(a), (b) and (e), any reference to a particular percentage of Rental LP Vehicles is a reference to a percentage of the aggregate of the Current Book Value of such Vehicles, and the amount of receivables from Eligible Manufacturers then outstanding in respect of the repurchase of Rental LP Vehicles pursuant to Vehicle Repurchase Agreements with such Eligible Manufacturers.

(d)
If at any time any Rental LP Vehicles are being leased to a Franchisee who is no longer an Approved Franchisee, Rental LP shall immediately terminate, or cause the Servicer to terminate, the applicable Franchise Vehicle Lease Agreements and use all reasonable commercial efforts to ensure that such Vehicles are returned as soon as possible.

(e)
In buying Vehicles, Rental LP shall (i) buy only Vehicles produced by Manufacturers and only of the current model year or the immediately preceding model year, (ii) buy Vehicles only from Approved Dealers, Manufacturers, Franchisees, Auctions, Daily Rental Companies, Leasing Companies and Manufacturers’ Finance Companies, (iii) buy from Manufacturers, Approved Dealers, Auctions, Daily Rental Companies, Leasing Companies and Manufacturers’ Finance Companies only new Vehicles or Used Vehicles and only against an Approved Dealer’s or Manufacturer’s invoice, (iv) buy from Franchisees only Vehicles that were new Vehicles when purchased by the Franchisee and that have had no intermediate owners and in respect of which the vendor delivers, inter alia, its Manufacturer’s invoice, (v) buy Vehicles from Franchisees for a purchase price not to exceed the lesser of fair market value and the current book value of the Vehicles on the Franchisee’s books of account at the time of purchase by Rental LP, (vi) ensure that at no time have more than 10% of the Rental LP Vehicles been purchased from Franchisees, and (vii) ensure that, subject to the Funding/Rental Purchase Agreement, title to all Rental LP Vehicles is registered in the name of either Rental LP or the general partner of Rental LP.  Rental LP represents and warrants to the Indenture Trustee and the other Secured Parties that since May 3, 2010 it has only purchased Vehicles: (x) from Funding LP pursuant to the terms of the Funding/Rental Purchase Agreement; or (y) from other persons as permitted by, and in accordance with the terms of, this Section 5.6(d).

5.7	Other Obligations

Without the consent of the Series 2012-1 Noteholders and satisfaction of the Rating Agency Condition:

(a)	Funding LP shall not issue any additional Series or Class of Notes, notwithstanding Section 3.10(b) of the Indenture; or

(b)
Funding LP or Rental LP shall not incur any liabilities or enter into any obligations, other than those arising under or contemplated by this Indenture Supplement or the other Transaction Documents and/or any other Contract contemplated hereby or thereby or those arising in the normal course of the business of Funding LP or Rental LP, respectively.

5.8	Servicer Covenants

The Servicer hereby covenants and agrees to:

(a)
acting through its General Partner, at the expense of the General Partner, maintain all Rental LP Vehicles subject to a Vehicle Repurchase Agreement, to the standard required by the relevant Vehicle Repurchase Agreement;

(b)
upon reasonable notice from Rental LP or a Series 2012-1 Noteholder, provide Rental LP or the Series 2012-1 Noteholder or their authorized representatives, with the opportunity to review the books of account and records of the Servicer (including its General Partner) relating to its business, the Rental LP Vehicles and the DT Car Rental Business, including the records referred to in Section 13.2(g) of the Indenture;

(c)	promptly upon becoming aware thereof, notify the Rating Agency and the Series 2012-1 Noteholders of any defaults of which it is aware under any of any of the Transaction Documents;

(d)
use all commercially reasonable efforts to ensure that (i) Rental LP Vehicles are not used in any manner that would cause such Vehicles to become ineligible for repurchase under a Vehicle Repurchase Agreement and (ii) the Rental LP Vehicles are not used (A) in any manner that could subject such Vehicles to confiscation or (B) for any illegal purposes; and

(e)
(i) monitor the financial affairs and performance of the Approved Franchisees under the Franchise Licence Agreements in a manner consistent with existing practices, which, in any event, shall be no less rigorous than that which would be done by a prudent Person engaged in a similar business and owning similar properties and assets in the same geographical areas in which the Servicer operates and (ii) provide written notice to the Rating Agencies and the Series 2012-1 Noteholders of any Material Adverse Effect in the business, prospects, operations or financial conditions of any Approved Franchisee and any material default by any Approved Franchisee under the relevant Franchise Agreements.

5.9	Servicer Representation

The Servicer hereby represents and warrants that as of the date hereof and each Increase Date, the Vehicle Repurchase Agreements listed in Schedule F or provided to the Indenture Trustee and the Series 2012-1 Noteholders pursuant to section 5.5(d) represent all of the Vehicle Repurchase Agreements that Rental LP has entered into with Manufacturers relating to the resale of Vehicles.  The Servicer has provided true and complete copies of each of such Vehicle Repurchase Agreements to the Indenture Trustee and each Series 2012-1 Noteholder.  Each of such Vehicle Repurchase Agreements, as amended from time to time, is in full force and effect, and neither Rental LP nor, to the best of the Servicer’s knowledge (after due enquiry), any of the Manufacturers, is (or with the giving of notice or lapse of time or both would be) in breach of any condition, representation, warranty or covenant contained therein.  The purchase price for the resale of Vehicles under each of such Vehicle Repurchase Agreements will not be reduced by the amount of any allowances or rebates paid by the relevant Manufacturer to Rental LP upon the purchase of such Vehicles by Rental LP from the relevant Manufacturer or Dealer (or, in the case of vehicles purchased by Rental LP from Funding LP, upon the purchase of such Vehicles by Funding LP from the relevant Manufacturer or Dealer).

5.10	Inter-Partnership Transfers

Rental LP shall not make any Inter-Partnership Transfers to Funding LP other than (x) Inter-Partnership Transfers to Funding LP provided for hereunder and where the proceeds of such Inter-Partnership Transfer are applied by Funding LP for the stated purpose, and (y) Inter-Partnership Transfers funded solely out of Unrestricted Funds.

5.11	Amendment to Indenture

Neither Rental LP nor Funding LP shall make any amendment to the Indenture without the prior written consent of the Series 2012-1 Noteholders.  No waivers or material amendments of any provision of this Indenture Supplement shall be effective unless the Rating Agency Condition has been satisfied in respect thereof.

5.12	Instructions from Series 2012-1 Noteholders

Notwithstanding Sections 11.2(a) and 11.3 of the Indenture, any Series 2012-1 Noteholder can declare an Event of Default and give Enforcement Instructions.

5.13	MSRP

Rental LP shall not permit the aggregate Original Book Value for all Rental LP Vehicles manufactured by Chrysler to exceed 85% of the aggregate MSRP (Manufacturer Suggested Retail Price) of such Vehicles at the time of purchase thereof.

ARTICLE 6
AMORTIZATION OF NOTES

6.1	Early Amortization Events

Each of the following events will be an Early Amortization Event with respect to the Series 2012-1 Notes:

(a)
if the average of the ratio of (i) the Rental Revenues for a Settlement Period; to (ii) the sum of (A) Depreciation and Loss on Dispositions (if any) for such Settlement Period, (B) the Aggregate Interest Amount for the Remittance Period ending in such Settlement Period, and (C) the sum of the Rental LP Expenses and the Funding LP Expenses for such Settlement Period (but only to the extent such expenses have not been paid by the General Partner of the Servicer and will not be subject to reimbursement pursuant to Sections 4.2 or 4.3), minus (D) Gain on Dispositions (if any) for such Settlement Period, for (x) three consecutive Settlement Periods is less than 1.3:1 for such periods ending with November to July inclusive and 1.5:1 for August to October inclusive, or (y) for 12 consecutive Settlement Periods is less than 1.5:1;

(b)	if the Aggregate Cash Enhancement Amount on any Settlement Date is less than the Aggregate Minimum Cash Enhancement Amount and remains so for three Business Days after such Settlement Date;

(c)
if the aggregate of the Series 2012-1 Cash Enhancement Amount plus the LC and Cash Collateral Amount on any Settlement Date is less than the Series 2012-1 Minimum Enhancement Amount and remains so for three Business Days after such Settlement Date;

(d)
at any time (i) the LC and Cash Collateral Amount is less than the Minimum LC and Cash Collateral Amount or the Hedge Available Amount is less than the Required Hedge Note Issuance Amount; or (ii) any of the circumstances described in Sections 5.3(b)(i),(ii) or (iii) shall occur and Funding LP shall not have taken one of the actions described in Sections 5.3(b)(iv), (v), or (vi) within the time periods provided for in Section 5.3;

(e)	the breach of the covenant contained in Section 5.6(b), which breach continues for five Business Days after a Settlement Date;

(f)
the inaccuracy when made of a representation or warranty of Funding LP, Rental LP or DTAG Canada herein or in any other Transaction Document which inaccuracy could reasonably be expected to have a Material Adverse Effect in respect of Funding LP, Rental LP or DTAG Canada, provided that if such inaccuracy is capable of being remedied, then it shall not constitute a Series 2012-1 Early Amortization Event unless it remains unremedied for five Business Days after receipt of written notice from the Indenture Trustee or a Series 2012-1 Noteholder;

(g)
the occurrence of a material adverse change since the date hereof in the financial condition or operations of Funding LP, Rental LP or DTAG Canada which, in the opinion of a Series 2012-1 Noteholder, which opinion has been communicated in writing to Funding LP and the other Series 2012-1 Noteholders, could reasonably be expected to result in Funding LP, Rental LP or DTAG Canada (i) being unable to satisfy its obligations hereunder or under the other Transaction Documents; (ii) becoming subject to an Insolvency Event; or (iii) without duplication, seeking the protection of Insolvency Legislation;

(h)
the occurrence of a material adverse change since the date hereof in the financial condition or operations of the Parent which, in the opinion of a Series 2012-1 Noteholder, which opinion has been communicated in writing to the Parent and the other Series 2012-1 Noteholders, could reasonably be expected to result in the Parent (i) being unable to perform its obligations under the Parent Guarantee; (ii) becoming a bankrupt; or (iii) seeking the protection of Insolvency Legislation;

(i)	the occurrence of a Servicer Termination Event;

(j)	the occurrence of an Event of Default;

(k)	the occurrence of an “Event of Default” as such term is defined in the DTAG Canada Franchisee Guarantee or Parent Guarantee;

(l)	the occurrence of a U.S. Event of Default and the issuance of a demand for payment to the Parent in connection therewith;

(m)	if at any time the Tangible Net Worth of DTAG Canada is less than $15 million for more than five Business Days following DTAG Canada becoming aware of such event;

(n)
the Proceeds of Disposition of Non-Program Vehicles for six consecutive Calculation Months, calculated on each Settlement Date, is less than or equal to 90% of the Current Book Value of such Non-Program Vehicles;

(o)
a Series 2012-1 Noteholder giving notice in writing to Funding LP that a Rating Agency has given notice to such Series 2012-1 Noteholder indicating that such Rating Agency will downgrade or withdraw the then current rating on the commercial paper of the Series 2012-1 Noteholder and such rating action is related to the Series 2012-1 Noteholder’s ownership of its Series 2012-1 Note; and

(p)
the consummation after the Series 2012-1 Closing Date of any transaction (i) contemplated in Section 12(b) of the Parent Guarantee, or (ii) resulting in the acquisition of Control of the Parent by any Person, other than, in either case, pursuant to a Permitted Hertz Transaction or a Permitted Avis Transaction, and any Series 2012-1 Noteholder has, within 15 Business Days of any such transaction, notified Funding LP and Rental LP in writing that a Series 2012-1 Early Amortization Event has occurred as a consequence of such transaction.

6.2	Series 2012-1 Amortization Period

If a Series 2012-1 Early Amortization Event shall occur, any Series 2012-1 Noteholder may, by notice to Funding LP and Rental LP,

(a)	declare that the Series 2012-1 Amortization Period shall commence;

(b)	declare that the Monthly Remittance Period has terminated;

(c)
in the case only of the Series 2012-1 Early Amortization Events described in Sections 6.1(g), (h), (i), (j), (k) and (l), deliver a notice to Rental LP requiring it to sell the Rental LP Vehicles and wind up the business of Rental LP in an orderly manner as expeditiously as practicable but in any event within six months of the date of the delivery of such notice; and

(d)	direct the Indenture Trustee to draw down on a Letter of Credit and/or withdraw funds from the Cash Collateral Account and apply such funds to the repayment of the Series 2012-1 Notes.

6.3	Additional Event of Default

It shall be an additional Event of Default under the Indenture if on any Remittance Date during the Series 2012-1 Amortization Period, Funding LP shall fail to make a principal payment in respect of the Series 2012-1 Notes equal to or greater than the applicable Required Amortization Amount and such default continues for 3 Business Days after written notice of such default is delivered by the Indenture Trustee or a Series 2012-1 Noteholder to Funding LP.

ARTICLE 7
GENERAL

7.1	Obligations of the Partnerships

Nothing contained in this Indenture Supplement shall in any way modify or relieve Funding LP or Rental LP from its obligations to carry out its covenants contained in the Indenture.

7.2	Acceptance

The Indenture Trustee hereby accepts the trust in this Indenture Supplement declared and provided for and agrees to perform the same on the terms and conditions herein set forth.

7.3	Formal Date

For purpose of convenience, this Indenture Supplement may be referred to as bearing a formal date of March 9, 2012, irrespective of the actual date of its execution.

7.4	Delivery of Executed Copies

Each party acknowledges delivery of an executed copy of this Indenture Supplement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture Supplement to be duly executed as of the day and year first above written.

TCL FUNDING LIMITED PARTNERSHIP, by its general partner, DOLLAR THRIFTY AUTOMOTIVE GROUP CANADA INC.
By:
Name:
Title:

DTGC CAR RENTAL LIMITED PARTNERSHIP, by its general partner, 2232560 ONTARIO INC.
By:
Name:
Title:

BNY TRUST COMPANY OF CANADA, as Indenture Trustee and not in its individual capacity
By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A

FORM OF DTAG CANADA FRANCHISEE GUARANTEE

SCHEDULE B

FORM OF ESTIMATION REPORT

SCHEDULE C

FORM OF FLEET REPORT

SCHEDULE D

FORM OF PARENT GUARANTEE

SCHEDULE E

FORM OF SETTLEMENT REPORT

SCHEDULE F

LIST OF VEHICLE REPURCHASE AGREEMENTS

1.
The master buyback agreement dated January 1, 1991 between Chrysler and Thrifty Canada, Ltd. (predecessor to DTAG Canada), as assigned by Thrifty Canada, Ltd. to Funding LP by amending agreement dated February 18, 1999 between Chrysler, Thrifty Canada Ltd., and Funding LP, and as further amended and assigned by Funding LP to DTGC Car Rental Limited Partnership by an agreement dated as of April 6, 2011, as supplemented by Schedule A to the buyback agreement dated September 1, 2011 between Chrysler, DTAG Canada, and Funding LP.